EXHIBIT 10.2

MINING LEASE AND AGREEMENT

BY AND BETWEEN

KAISER EAGLE MOUNTAIN, LLC

AND

EAGLE MOUNTAIN MINING & RAILROAD COMPANY, LLC

i

	3.3	Grant of Access	9
	3.4	Use of Office Space	10
	3.5	Minimum Work	10
	3.6	Access to and Use of Records	10

4.	Reservation by KEM of Use of Rock and Fine Tailings For The Project		10

5.	Term		11

	5.1	Initial Term	11
	5.2	Extension of Term	11

6.	Royalty and Royalty Determination Statements		12

	6.1	Royalty	12
	6.2	Late and Understated Payments	12
	6.3	Statement and Calculations Supporting Royalty Payments	12

7.	Records, Audits, Inspections and Scales		12

	7.1	Books and Records	12
	7.2	Reviews and Audits	12
	7.3	Right of Entry and Inspection	13
	7.4	Scales	13

8.	Manner of Operating and Mining Plans		13

9.	No Opposition to Mining, Cooperation and Compatibility Matters		14

	9.1	KEM’s Obligations	14
	9.2	EMMR’s Obligations	15
	9.3	Collaboration, Coordination and Ultimate Priority During the Construction Period	15
	9.4	Additional Provisions regarding the Fine Tailings	15
	9.5	Additional Provisions regarding the Operations Area	15

10.	Above-Ground Mining Rights; Mining Methods; Mining Facilities; and Health and Safety		16

	10.1	Above-Ground Mining Rights	16
	10.2	Mining Methods	16
	10.3	Mining Facilities	16
	10.4	Health and Safety	17
	10.5	MSHA and CAL-OSHA	17

11.	Subcontractors		17

12.	Responsibility for the Payment of the Expenses of the Mining Facilities and Above-Ground Mining Activities		17

13.	Liens		18

	13.1	EMMR’s Obligations with Respect to Liens	18
	13.2	KEM’s Obligations with Respect to Liens	18

14.	Legal Compliance and Licenses		19

	14.1	EMMR’s Compliance with Laws and Licenses	19
	14.2	KEM’s and Eagle Crest’s Compliance with Laws	19

15.	Environmental and Reclamation Matters		19

	15.1	Above-Ground Mining Activities To Be Conducted in Compliance with Environmental Laws	19
	15.2	Spills of Hazardous Materials	19
	15.3	Removal of Hazardous Materials	20
	15.4	Reclamation	20
	15.5	Financial Assurances	20
	15.6	Reporting	21

16.	Mining Claims		21

17.	Taxes		22

	17.1	Property Taxes	22
	17.2	Personal Property Taxes	22
	17.3	Income Taxes	22
	17.4	Delivery of Tax Notices	22

18.	Insurance		22

	18.1	EMMR Insurance Obligations	22
	18.2	KEM Insurance	23
	18.3	General Insurance Requirements	23
	18.4	Joint Insurance	24

19.	Indemnification		24

	19.1	Indemnification by EMMR	24
	19.2	Indemnification by KEM	24
	19.3	Indemnification Procedures	25

20.	Default		27

	20.1	Non-Payment of Monetary Obligation	27
	20.2	Breach of Obligations Under this Agreement or Other Transaction Agreements	27
	20.3	Assignments	27
	20.4	Bankruptcy	27
	20.5	Receivership	27
	20.6	Attachment	28
	20.7	Insurance	28

21.	Remedies		28

22.	Termination		28

	22.1	Termination by KEM	28
	22.2	Termination by EMMR	28
	22.3	Continuing Obligations and Environmental Liabilities	28
	22.4	Surrender of the Property and Disposition of Assets on Termination	29
	22.5	Termination of EMMR Obligations if Access or Utilities are Not Provided	29

23.	Transfer; Tag Along and Drag Along Rights		29

	23.1	Transfer	29
	23.2	Tag Along Rights	30
	23.3	Drag Along Rights	31

24.	Miscellaneous		31

	24.1	Governing Law	31
	24.2	Attorneys’ and Other Fees	31
	24.3	Authority	31
	24.4	Entire Agreement and Amendment	31
	24.5	Waiver	32
	24.6	Further Assurances and Consents	32
	24.7	Headings	32
	24.8	Notices	32
	24.9	Memorandum of Agreement	33
	24.10	Beneficiaries	33
	24.11	Counterparts	34
	24.12	Resolution of Disputes	34
	24.13	Assignment by KEM to Financing Parties	35

LIST OF EXHIBITS

Exhibit “A”:	Eagle Mountain Property
Exhibit “B”:	The Project
Exhibit “C”:	Eagle Mountain Railroad
Exhibit “D”:	East Pit
Exhibit “E”:	Mining Claims
Exhibit “F”:	Operations Area
Exhibit “G”:	Tailings Area
Exhibit “H”:	Water and Utilities Joint Use Agreement
Exhibit “I”:	Mutual Access and Joint Use Agreement
Exhibit “J”:	Lease Agreement
Exhibit “K”:	Allocation of Operations Area

v

MINING LEASE AND AGREEMENT

(EAGLE MOUNTAIN)

This Mining Lease and Agreement (this “Agreement”) is made and entered into effective as of the Closing Date (as defined below), by and between Kaiser Eagle Mountain, LLC (“KEM”) and Eagle Mountain Mining & Railroad Company, LLC (“EMMR”). KEM and EMMR are sometimes collectively referred to herein as the “Parties” or individually as a “Party.”

RECITALS

A. On the Closing Date, Eagle Mountain Acquisition, LLC (“Buyer”) purchased KEM from CIL&D, LLC (“CIL&D”) pursuant to that certain Purchase and Sale Agreement among Buyer, CIL&D, KEM, Eagle Mountain Acquisition LLC, Eagle Mountain LLC and Eagle Crest Energy Company (“Eagle Crest”) dated June 25, 2015 (the “PA”). KEM owns or controls certain real property, Mining Claims (as defined herein), rights-of-way, easements, buildings, houses, facilities, and mining rights, minerals, rock, rock products and other items related to the Eagle Mountain Mine located in Riverside County, California (collectively the “Eagle Mountain Property”) as described in EXHIBIT “A” attached hereto and incorporated herein by this reference. In order to effectuate the transactions contemplated by the PA, in addition to this Agreement, the Parties are entering into a Water and Utilities Joint Use Agreement and a Mutual Access and Joint Use Agreement relating to the Eagle Mountain Property (collectively with this Agreement, the “Transaction Agreements”).

B. Eagle Crest is the developer of hydro-electric and water storage projects that, along with other activities related thereto, would be developed, constructed, maintained and operated on portions of the Eagle Mountain Property as described in EXHIBIT “B” attached hereto (the “Project”).

C. As a part of the consideration for the transactions provided in the PA, the Parties are entering into this Agreement to provide for a grant to EMMR of the right to conduct Above-Ground Mining Activities (as defined below) on and related to the Mining Properties (as defined below) and in and related to the East Pit (as defined below) for Materials (as defined below), all as provided in and subject to the terms of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. CONFIRMATION AND INCORPORATION OF RECITALS. The above Recitals and the definitions provided therein are hereby incorporated into and made a part of this Agreement.

2. DEFINITIONS. In addition to the terms defined in the above Recitals and elsewhere in this Agreement, for purposes of this Agreement the terms set forth below shall have the following meanings:

2.1 “ABOVE-GROUND MINING ACTIVITIES” shall mean, subject to the terms hereof, all above-ground activities undertaken in connection with and related to the Materials, including, without limitation, the processing of such Materials, and the exploration, test drilling, development, mining, excavation, extraction, removal, storage, stockpiling, processing, reprocessing, milling, refining, beneficiating, manufacturing using Materials for such purposes like asphalt and/or Portland cement concrete ready mix-batch plants, occupation of property, reclamation of property, disposal of mining waste and tailings, transportation, selling, leasing, providing support, all activities necessary to maintain and demonstrate compliance with the Above-Ground Mining Rights and applicable Laws, including submittal of reports and inspection of the Mining Properties, and ancillary activities, in each case, with respect to the Materials and Above-Ground Mining Rights; provided, that Above-Ground Mining Activities shall not include any activity that causes Project Interference as provided and in accordance with this Agreement. For the avoidance of doubt, Above-Ground Mining Activities shall not include any underground activities. For purposes of this defined term, any reference to excavation, extraction, drilling and words of similar import are intended to refer to such activities as they pertain to any above-ground Materials that are have been placed on land (including (x) in the case of fine tailings, being deposited into ponds or cells, (y) in the case of pellets, being laid down over a number of acres and (z) in the case of course tailings also placed south of the East Pit and north of the Eagle Mountain townsite, and those dumped or dropped into the East Pit), as distinct from any similar underground activities.

2.2 “ABOVE-GROUND MINING RIGHTS” shall mean all the mining rights with respect to the Above-Ground Mining Activities for the Materials and the Mine pursuant to any Laws, which include, but are not limited to, all vested mining rights, permits, licenses, consents and approvals, whether express, implied or by right of law, for the Mine.

2.3 “AFFILIATE” shall mean with respect to any person or entity, another person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity. With respect to CIL&D, CIL&D’s Affiliates shall be deemed to include, but are not limited to, KEM (prior to the Closing Date), EMMR and Lake Tamarisk. With respect to Buyer, its Affiliates shall be deemed to include, but are not limited to, EC Holdco, Eagle Crest, KEM (after the Closing Date), and their respective successors and assigns.

2.4 “BUSINESS DAY” shall mean any day which is not a Saturday, Sunday or a banking holiday in the State of California.

2.5 “CLOSING DATE” shall mean the date on which Buyer and acquires KEM pursuant to the PA.

2.6 “COARSE TAILINGS” shall mean the crushed rock or ore material located in the Tailings Area, as defined below, and in or near the East Pit and more specifically identified on EXHIBIT “G” hereto.

2.7 “CONSTRUCTION PERIOD” shall mean the period of time during which there is actual material construction of the Project on the Eagle Mountain Property; provided, that the Project Construction Period shall not commence any earlier than the date of the closing and funding of the construction financing for the Project and the Construction Period shall not extend at the latest beyond the commercial operation date of the final generating unit of the Project; provided, that if after the commercial operation of the first generating unit of the Project material construction work on the Project on the Eagle Mountain Property ceases for a period of more than ninety (90) consecutive days, the Construction Period shall be deemed to have ended.

2.8 “EAGLE MOUNTAIN RAILROAD” shall mean the approximate 52 mile private Eagle Mountain Railroad located in Riverside County, California which commences in the Operations Area and terminates near the Salton Sea as described and depicted in EXHIBIT “C” attached hereto and incorporated herein by this reference.

2.9 “EAST PIT” shall mean what is referred to as the “East Pit” of the Mine or the “Lower Reservoir” of the Project located on the Eagle Mountain Property as depicted in and described in EXHIBIT “D” attached hereto and incorporated herein by this reference.

2.10 “ENVIRONMENTAL LAWS” shall mean those Laws that relate to or regulate Hazardous Materials or relate to or regulate any activity involving Hazardous Materials relating to pollution, natural resources damages or the environment or the use or release into the environment of any Hazardous Materials, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Sections 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Clean Water Act (33 U.S.C. Sections 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. Sections § 300 et seq.), and the regulations promulgated pursuant to any of the foregoing and similar state and local laws, including the Safe Drinking Water and Toxic Enforcement Act of 1986 (California Health and Safety Code Sections 25249.5 et seq.), the Porter Cologne Water Quality Control Act (California Water Code, Sections 13000 et seq.) and the Surface Mining and Reclamation Act (Public Resources Code, Sections 2710 et seq.), and the Hazardous Substance Account Act (California Health and Safety Code Sections § 25300 et seq.), and the Hazardous Waste Control Act (California Health and Safety Code Sections § 25100 et seq.).

2.11 “EXCLUDED MATERIALS” shall mean any Materials not derived from the Mining Properties or East Pit that are imported onto the Mining Properties that are blended with or that enhance or supplement Materials.

2.12 “FINANCING PARTIES” means, with respect to KEM, the agent or lead bank and any other financial institution a party to a loan agreement, indenture, credit agreement, hedge agreement, tax equity financing documents or other debt, equity or other type of financing instrument with KEM, which may be secured in part by KEM’s share of, or interest in, the Project or all or a portion of KEM’s interest in the Eagle Mountain Property. Financing Parties shall not include any Affiliate of KEM.

2.13 “FINE TAILINGS” shall mean the fine tailings material located in the several tailings ponds or cells within the Tailings Area, as defined below, and more specifically identified on EXHIBIT “G” hereto.

2.14 “HAZARDOUS MATERIALS” shall mean: (i) any substance, product, waste or other material of any nature whatsoever which is or becomes listed or regulated as a “hazardous waste,” “hazardous substance,” “hazardous material,” “toxic substance,” “waste,” “pollutant,” “contaminant,” or similar characteristic pursuant to any federal, state or local statute, law, ordinance, resolution code, rule, regulation, order or decree as now or at any time hereafter may be in effect during the term of this Agreement, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., the Hazardous Materials Transportation Act of 1975, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., the Toxic Substance Control Act of 1976, 15 U.S.C. Section 2601 et seq., the Clean Water Act of 1977, 33 U.S.C. Section 1251 et seq., the Hazardous Substance Account Act (California Health and Safety Code Sections § 25300 et seq.), the Hazardous Waste Control Act (California Health and Safety Code Sections § 25100 et seq.) and Sections 25117 and 25316 of the California Health and Safety Code; and (ii) petroleum or crude oil other than petroleum and petroleum products which are wholly contained within equipment, regularly operated motor vehicles and approved containers or tanks.

2.15 “GAAP” shall mean generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination. Unless otherwise indicated, all accounting terms and measurements shall be interpreted or determined in accordance with GAAP as in effect as of the Closing Date.

2.16 “GROSS REVENUES” shall mean the gross value of all consideration actually collected from the sale or other disposition of the Materials. Gross Revenues include, but are not limited to, rent, cash payments, installment payments, and royalty payments as such payments are actually collected. Gross Revenues shall be determined on a calendar quarter basis except that the first determination of Gross Revenues shall only cover that period starting with the day following the Closing Date through the end of the calendar quarter which includes the Closing Date. Gross Revenues shall not include the value of any Materials used to restore, repair or maintain the Eagle Mountain Railroad, or used in connection with the conduct of the Above-Ground Mining Activities, including without limit the construction and maintenance of roads and the construction of Mining Facilities, or used to construct, repair and maintain the Project.

2.17 “INVESTMENT/CAPITALIZED COSTS” shall mean those costs incurred by EMMR or on behalf of EMMR, as applicable, that are incurred in implementation of a Mining Plan and Above-Ground Mining Activities with respect to Materials as set forth in this Agreement, not expensed and that are required to be capitalized for financial reporting purposes in accordance with GAAP, which shall include, but not be limited to, certain permitting costs or capital improvements. Investment/Capitalized Costs shall be determined on a calendar quarter basis except that the first determination of Investment/Capitalized Costs shall only cover that period starting with the day following the Closing Date through the end of the calendar quarter which includes the Closing Date.

2.18 “LAWS” shall mean any federal, state, or local, statute, constitution, rule, regulation, ordinance, permit, license, requirement, concession, grant, franchise, agreement, or approval or any determination, judgment, injunction, order of any governmental authority or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of, any of the foregoing, that has jurisdiction over the Mining Properties, the Project (but solely with respect to KEM or its Affiliates and not with respect to EMMR), East Pit, the Above-Ground Mining Rights and the Above-Ground Mining Activities at any level of federal, state or local government (including agencies thereof), whether in effect as of the date hereof or thereafter and in each case as amended (including any of the foregoing pertaining to land use or zoning restrictions).

2.19 “MATERIALS” shall mean the sand, aggregate, rock, rock products, overburden, Fine Tailings, Coarse Tailings, iron ore pellets, minerals, mineral substances and all products thereof or produced therefrom located on the Mining Properties that are deposited upon or severed from the ground prior to the Closing Date; provided, that with respect to the East Pit, the term Materials shall only refer to Coarse Tailings. Materials do not include any sand, aggregate, rock, rock products, overburden, fine tailings, coarse tailings, iron ore pellets, minerals, mineral substances and all products thereof or produced therefrom that are located underground, or considered in-ground, including any such materials that may at one point have been excavated but have since been reburied but it is agreed that the iron ore pellets laid down on the Operations Area, the Fine Tailings in the Tailings ponds or cells on the Tailings Area and the Coarse Tailings on the Tailings Parcel and in the East Pit are not Materials that are considered underground or buried.

2.20 “MINE” shall mean the Eagle Mountain Mine on the Eagle Mountain Property, including the townsite. For purposes of this Agreement, the term “Mine” does not include the Eagle Mountain Railroad, which is owned and controlled by EMMR.

2.21 “MINER LIKE MANNER” shall mean those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used in the United States mining industry for mines with characteristics similar to the Eagle Mountain Mine and the Above-Ground Mining Activities then currently being undertaken as good, safe and prudent mining practices in connection with the design, construction, operation, maintenance, repair and use of the mine and related equipment, facilities and improvements of such mine, with commensurate standards of safety, performance, dependability, efficiency and economy. “Miner Like Manner” does not necessarily mean one particular practice, method, equipment specification or standard, but is instead intended to encompass a broad range of acceptable practices, methods, equipment specifications and standards.

2.22 “MINING CLAIMS” shall mean the federal mining and mill site claims on or near the Eagle Mountain Property as listed in EXHIBIT “E” hereto and any future changes thereto.

2.23 “MINING PROPERTIES” shall mean the Operations Area, the Rock Areas and the Tailings Area.

2.24 “NET REVENUES” shall mean in respect of the relevant quarter of calculation, Gross Revenues during such quarter less Operating Costs less any operating loss carried forward into such quarter (but only to the extent that such operating loss has been included in a written statement approved by KEM and which written statement includes such supporting documentation as may be reasonably requested by KEM from time to time) less the amortized Investment or Capitalized Costs incurred by EMMR less the value of any Excluded Materials included within Gross Revenues, where such Excluded Materials are valued at the lesser of (x) their contract cost and (y) their market price. Net Revenues shall be determined on a calendar quarter basis except that the first determination of Net Revenues shall only cover that period starting with the day following the Closing Date through the end of the calendar quarter which includes the Closing Date.

2.25 “OPERATING COSTS” shall mean in respect of the relevant quarter of calculation, expenses incurred by EMMR for Above-Ground Mining Activities and sale of Materials. Such expenses include, but are not limited to: personnel costs; reasonable consultant, legal and contractor costs; insurance; taxes (other than taxes on income); fuel costs, utility costs; costs to operate, maintain and repair equipment and facilities; royalties paid to non-affiliated third parties; handling and transportation costs (but only to the extent that that transportation costs are being provided at or below market rates); costs for licenses, permits, inspections and other similar items and reasonable legal and consulting fees related thereto and in the maintenance and defense of Above-Ground Mining Activities; reclamation costs; and costs related to health, safety and the environment, in each case, for or related to the Above-Ground Mining Activities and sale of Materials. For the avoidance of doubt, such expenses shall not include (i) any expenses incurred by EMMR related to the development, operation or maintenance of the Eagle Mountain Railroad except for reasonable charges for the use of the Eagle Mountain Railroad for the transportation of Materials; (ii) any other activities that are unrelated to the exploitation, mining, processing, transporting, marketing or sale of the Materials; (iii) compliance with applicable Laws that do not pertain or relate to Above Ground Mining Activities, except as may be imposed under this Agreement; and (iv) any expenses with respect to activities outside the boundary limits of the Eagle Mountain Property that do not relate to or support Above-Ground Mining Activities. In the event that EMMR incurs any expenses that are partially related to Above-Ground Mining Activities with respect to the Materials, the Parties shall agree upon a reasonable allocation of such expenses based on the proportion of such costs used for Above-Ground Mining Activities with respect to the Materials to determine the appropriate portion of such expenses that may be categorized as Operating Costs.

2.26 “OPERATIONS AREA” shall mean that area on the Eagle Mountain Property as more specifically described in EXHIBIT “F” attached hereto and incorporated herein by this reference.

2.27 “PAYMENT DATE” shall mean the fifteenth (15th) day of the second month following the end of a calendar quarter unless that date does not fall on a Business Day, in which event the Payment Date shall be the next succeeding Business Day. The Payment Dates would be May 15th for the first calendar quarter; August 15th for the second calendar quarter;

November 15th for the third calendar quarter; and February 15th for the end of the fourth calendar quarter, unless any of such dates do not fall on a Business Day, in which case the Payment Date would be the next succeeding Business Day following such day.

2.28 “PERSON” shall mean any individual, corporation, partnership, limited liability company, investment company, joint venture, association, joint stock company, mutual fund, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

2.29 “PROJECT BOUNDARIES” shall mean the boundaries of the Project on the Eagle Mountain Property as described in EXHIBIT “B”, as such boundaries may be reasonably updated by KEM from time to time in connection with the development, construction, operation and maintenance of the Project as approved by the Federal Regulatory Commission.

2.30 “PROJECT INTERFERENCE” shall mean (i) at any time prior to the end of the Construction Period, any delay, interference or conflict arising from EMMR’s activities under this Agreement (including the Above-Ground Mining Activities) with (A) the planning (which, in this Agreement in all instances, refers to physical access and use of the Eagle Mountain Property reasonably necessary or reasonably expedient to the preparation of Project-related engineering reports, surveys (including geotechnical surveys), plans, and specifications, as well as those site assessment activities reasonably necessary or reasonably expedient to the implementation of the Project and obtaining financing therefor) or (B) KEM’s physical access to and use of the Eagle Mountain Property for the construction of the Project, in a manner that could reasonably be expected to have an adverse impact on the Project’s construction schedule or budget, in each case as reasonably determined and in good faith by KEM; and (ii) after the Construction Period, any, delay, interference or conflict with KEM’s physical access to and use of the Eagle Mountain Property for the operation or maintenance of the Project that could reasonably be expected to have a material adverse impact on the Project’s operation and/or operating budget or otherwise materially adversely affect the economic returns of the Project, in each case, after taking into account any mitigations proposed by EMMR. For purposes of this defined term, an adverse impact shall be presumed to be material if the reasonably expected economic impact upon the Project equals or exceeds $100,000 or if such impact could reasonably be expected to interrupt the operation of the Project.

2.31 “RECLAMATION PLAN” shall mean Reclamation Plan 107 for the Mine approved by Riverside County and by the U.S. Bureau of Land Management (“BLM”), as it may be amended from time to time.

2.32 “ROCK AREAS” shall mean those areas on the Eagle Mountain Property outside the Project Boundaries on which rock, rock products or mining overburden have been placed, stockpiled or dumped.

2.33 “TAILINGS AREA” shall mean that area on the Eagle Mountain Property as more specifically described in EXHIBIT “G” attached hereto and incorporated herein by this reference.

Each of the following terms is defined in the Section of this Agreement set forth opposite such term:

Term

Agreement	Preamble
Arbitrator	Section 24.12(a)
CIL&D	Recitals
CIL&D Payment Date	Section 21
Controlling Person	Section 19.3.2
Dispute Notice	Section 24.12(a)
Dispute	Section 24.12
Drag-Along Notice	Section 23.3
Eagle Crest	Recitals
Eagle Mountain Property	Recitals
ECLand	Recitals
EMMR	Preamble
EMMR Indemnitees	Section 19.2
EMMR Losses	Section 19.2
EMMR Transfer	Section 23.2(a)
Environmental Security	Section 15.7
Initial Term	Section 5.1
Indemnification Claim	Section 19.3.1
Indemnification Event	Section 19.3.1
Indemnified Party	Section 19.3.1
Indemnifying Party	Section 19.3.1
Indebtedness	Section 16
KEM	Preamble
KEM Indemnitees	Section 19.1
KEM Losses	Section 19.1
KEM Mining Records	Section 3.6
KEM Net Revenues Interest	Section 23.2(b)
Legal Expenses	Section 19.1
Losses	Section 19.2
Mining Facilities	Section 10.3
Mining Licenses	Section 14.1
Mining Plan	Section 8.1
Mining Rights Defense	Section 10.1
Net Revenues Transfer	Section 23.2(a)
PA	Recitals
Party or Parties	Preamble
Project	Recitals
Recovery	Section 19.3.5
Tag-Along Right	Section 23.2(b)
Third-Party Claim	Section 19.3.2
Transaction Agreements	Recitals
Transfer Notice	Section 23.2(a)
Transferee	Section 23.2(a)
Transferring Company	Section 23.2(a)

3. GRANT OF RIGHTS AND USE OF THE MINING PROPERTIES AND THE EAST PIT TO EMMR.

3.1 GRANT OF RIGHT TO CONDUCT ABOVE-GROUND MINING ACTIVITIES AND LEASE OF MINING PROPERTIES. Subject to and in accordance with the provisions of this Agreement, including Section 4 below, KEM hereby grants to EMMR, at EMMR’s expense (which shall include the payment of any rent, royalty or other amounts that may be due to the U.S. Department of Interior and/or State of California, the sole and exclusive right to conduct Above-Ground Mining Activities for Materials and the use of Above-Ground Mining Rights on the Mining Properties and hereby leases to EMMR the Mining Properties for such purposes. The use and lease of the Operations Area and the Rock Areas shall be exclusive to EMMR except with respect to the conduct of Above-Ground Mining Activities pursuant to KEM’s reserved rights to conduct Above-Ground Mining Activities for the Project as provided in Section 4 below. The lease and use of the Tailings Area shall be exclusive to EMMR except for the location of and use of contemplated Project related facilities and subject to KEM’s reserved rights to conduct Above-Ground Mining Activities for the Project on the Tailings Area for Fine Tailings as provided in Section 4 below. In addition, KEM hereby grants to EMMR a revocable license to conduct Above-Ground Mining Activities for the Coarse Tailings located in or near the East Pit that are located outside of the Mining Properties; provided, that (a) such Above-Ground Mining Activities outside of the Mining Properties in or near the East Pit are conducted pursuant to a Mining Plan and could not reasonably be expected to result in Project Interference and (b) in all events, KEM may terminate any Above-Ground Mining Activities being undertaken by EMMR outside the Mining Properties in or near the East Pit, upon no less than ninety (90) days advance written notice to EMMR. Notwithstanding the forgoing, subject to and in accordance with Section 4 below, KEM reserves the right to conduct any mining activities on the Mining Properties except for the Coarse Tailings on the Tailings Area for the use of Materials for use in the Project so long as KEM shall not sell or dispose of Materials to third parties.

3.2 GRANT OF USE OF WATER, WATER RIGHTS AND UTILITIES. KEM shall grant to EMMR for use in connection with EMMR’s Above-Ground Mining Activities: (a) water and the Mine’s water system and to obtain such water rights as may be reasonably necessary for Above-Ground Mining Activities; (b) electricity and the Mine’s electrical system; (c) natural gas and the Mine’s natural gas distribution system; and (d) the Mine’s sanitary sewer system, in each case as provided in and subject in all respects to the terms of the Water and Utilities Joint Use Agreement between the Parties dated as of the Closing Date as attached hereto as EXHIBIT “H” attached hereto and incorporated herein by this reference.

3.3 GRANT OF ACCESS. KEM hereby grants to EMMR the right of access to and from the Mining Properties and the right to use the existing or new roads on the Eagle Mountain Property all as provided in and subject in all respects to the terms of the Mutual Access and Joint Use Agreement between the Parties dated as of the Closing Date, as attached hereto as EXHIBIT “I” and incorporated herein by this reference and the easements referenced therein.

3.4 USE OF OFFICE SPACE. KEM hereby grants to EMMR the right to lease from time-to-time up to two offices and reasonable use of the conference rooms and common areas such as the lobby, kitchen and bathrooms of what is commonly referred to as the “administrative building” located on the Eagle Mountain property all as provided in and subject in all respects to the terms of a lease in the form attached hereto as EXHIBIT “J” and incorporated herein by this reference. However, if EMMR has not entered into the lease for the offices prior to commencement of the Construction Period, then KEM shall have no obligation to lease the two offices to EMMR at the administration building but KEM will lease offices, the parking lot and common areas located as part of or located within what is commonly referred to as the “prison facilities” all as provided in and subject in all respects to the terms of a lease at the same price and substantially on the same terms as the lease set forth in EXHIBIT “J.”

3.5 MINIMUM WORK. EMMR shall not cease to conduct or cause to be conducted surface mining operations on the Mining Properties or cease to use or cause to be used the Mining Properties for purposes incidental to surface mining operations for more than four consecutive years during the Initial Term of this Agreement or any extension thereof. “Surface mining operations” include, but are not limited to, those activities identified in California Public Resources Code section 2735 and California Code of Regulations, Title 14, section 3501, in both cases to the extent consistent with the term “Above-Ground Mining Activities” as defined in this Agreement. “Purposes incidental to surface mining operations” include, but are not limited to, coordination of, and sales and shipment of Materials, maintenance of roads as may be EMMR’s responsibility under the Transition Agreements, performance of reclamation work pursuant to the approved Reclamation Plan 107 or any amendment thereto as may be EMMR’s responsibility under this Agreement, processing, sorting, and stockpiling of Materials for sales and shipment, and administrative activities incidental to EMMR’s surface mining operations, to the extent consistent with the term “Above-Ground Mining Activities” as defined in this Agreement.

3.6 ACCESS TO AND USE OF RECORDS. KEM hereby grants to EMMR for the term of this Agreement and any extensions thereof the right to review all books, records, documents, correspondence, reports, maps, depictions, test results, geologic information, mining information, surveys, engineering plans, projections and other similar items and other similar items of KEM related to Above-Ground Mining Activities, in each case, that exists as of the date hereof (including the construction, maintenance and use of the Eagle Mountain Railroad, roads at the Mine, and the water and utility systems) (collectively “KEM Mining Records”), including all records relating to the properties, claims, assets, rights and operations of KEM or the former Kaiser Steel Corporation; provided, that for the avoidance of doubt KEM Mining Records shall not include any proprietary information related to the Project, including financial information related to the Project, such as models and projections related to the financial performance of the Project unless any such information should be publicly disclosed. EMMR shall have the right to retain a copy of any and all KEM Mining Records. In addition, KEM shall make available to either EMMR or its designated representatives upon five (5) business days advance notice the KEM Mining Records for review and copying (at EMMR’s expense) to the extent EMMR or its Affiliates did not retain copies thereof and reasonably require them for purposes of the Mining Activities of EMMR contemplated herein.

4. RESERVATION BY KEM OF USE OF ROCK AND FINE TAILINGS FOR THE PROJECT. KEM, at KEM’s expense (which shall include the payment of any royalty or other amounts that may be due to the U.S. Department of Interior, State of California, or in connection with the tailings or rock used for the Project), reserves the right to take and use for the Project rock and rock products from the Rock Areas and the Fine Tailings; provided, however, KEM shall make commercially reasonable efforts to first: (a) use any rock and rock products available from within the Project Boundaries; (b) use any Fine Tailings that have already been reprocessed by or on behalf of EMMR prior to the use of other Fine Tailings; (c) KEM shall not use any Coarse Tailings except for those located in or near the East Pit that have not been previously removed or processed; and (d) KEM shall not use rock, rock projects or Fine Tailings in a manner that would require an amendment to the Reclamation Plan or the Above-Ground Mining Rights, except as consistent with Section 15.4 herein below. KEM shall not use rock and rock products and Fine Tailings product that have already been processed and stockpiled for sale by EMMR. KEM shall use commercially reasonable efforts to coordinate in appropriate logistical detail with EMMR on the location or locations from which KEM shall take said rock, rock products or Fine Tailings and the means of doing so. KEM shall comply with the Laws and Licenses applicable and necessary for the exercise of its rights pursuant to this Section 4. This reserved right to KEM to use rock, rock products and the Fine Tailings shall be for Project purposes only and KEM and its Affiliates shall have no right to sell or transfer Materials from the Mining Properties to third parties. In addition, KEM shall use commercially reasonable efforts to afford EMMR an opportunity to bid on the work necessary for the removal, processing, transportation and placement of such rock, rock products and Fine Tailings as KEM and its Affiliates may require and take from the Mining Properties pursuant to this Section 4; provided, that KEM shall have no obligation to do so if doing so would impair or delay in any way KEM’s development, construction, operation or maintenance of the Project, as determined by KEM in its sole discretion. Notwithstanding anything to the contrary herein, if KEM removes any Coarse Tailings located in the East Pit prior to the start of the Construction Period, KEM shall be entitled to market such Course Tailings as it sees fit and shall be entitled to retain 100% of the proceeds from any sale thereof. Nothing herein shall be construed as any guaranty that there will be any minimum quantity of materials for use in the Project.

5. TERM.

5.1 INITIAL TERM. The initial term of this Agreement shall be for a period of forty (40) years from the Closing Date (“Initial Term”) unless sooner terminated as provided in this Agreement.

5.2 EXTENSION OF TERM. If at the end of the Initial Term of this Agreement, KEM has received at least One Hundred Thousand Dollars ($100,000) pursuant to Section 6.1 (without taking into account any interest received as a result of late payments pursuant to Section 6.2 or any audit thereof pursuant to Section 7.2, and subject to the receipt by KEM of reasonably satisfactory supporting documentation pursuant to Section 6.3) within the five (5) year period prior to the expiration of the Initial Term or any extension thereof, then EMMR shall have the right to extend the term of this Agreement three (3) times, each for an additional twenty (20) years from the date of the expiration of the then current term (for a total term of one hundred (100) years) by giving written notice thereof to KEM not less than one hundred eighty (180) days prior to the expiration of the Initial Term or any extended term; provided, that such extension right may only be exercised if EMMR is not then in material default under this Agreement beyond any applicable notice and cure periods.

6. ROYALTY AND ROYALTY DETERMINATION STATEMENTS.

6.1 ROYALTY. In addition to the other consideration received by KEM and/or its Affiliates, EMMR shall pay or cause to be paid to KEM on or before each Payment Date, twenty-five percent (25%) of the Net Revenues, if any, for the previous calendar quarter; provided, that with respect to any Net Revenues received in any calendar quarter in connection with any removal of Coarse Tailings located in the East Pit prior to the start of construction of the Project at the East Pit, the additional consideration payable by EMMR to KEM shall be reduced to twelve and one-half percent (12.5%) of the Net Revenues from the removal of Coarse Tailings located in the East Pit; provided, however, the amount due on the first Payment Date, if any, shall cover that period from the day following the Closing Date to the end of the calendar quarter which includes the Closing Date.

6.2 LATE AND UNDERSTATED PAYMENTS. In the event any royalty payment to be made by EMMR shall not have been paid on or before its due date or in the event any royalty payment is understated, the amount due or any such understated amount shall be paid plus interest at the rate of eight percent (8%) per annum from the date such payment(s) should have been made until paid in full. In the event of an overpayment of royalty, the overpayment of royalty shall be applied to the royalty due as of the next Payment Date.

6.3 STATEMENT AND CALCULATIONS SUPPORTING ROYALTY PAYMENTS. Concurrently with each royalty payment, EMMR shall prepare and deliver to KEM a statement (which statement shall include relevant supporting documentation to the extent requested by KEM) detailing how each royalty payment was calculated, including, the determination of: (i) Gross Revenues; (ii) Operating Costs; (iii) Investment/Capitalized Costs; and (iv) Net Revenues. If KEM has questions, reasonably requires additional information and/or supporting documentation or disputes any of the information, calculations or conclusions, EMMR shall promptly and in good faith answer such questions, provide additional information and/or supporting documentation and/or seek to resolve any disputed matters with respect to the information, calculations or conclusions.

7. RECORDS, AUDITS, INSPECTIONS AND SCALES.

7.1 BOOKS AND RECORDS. EMMR shall maintain or cause to be maintained separate, true and proper books and records of account showing all Materials sold from the Mine Properties and all Gross Revenues, Operating Costs, and Investment/Capitalized Costs as utilized in the calculation of any royalty payment in accordance with GAAP except as otherwise provided herein, which books and records shall include a reasonable level of supporting documentation such as invoices and purchase orders with vendors. EMMR shall not be required to provide any audited financial statements or to have such financial statements reviewed by any third party.

7.2 REVIEWS AND AUDITS. EMMR shall cause to be made all such records available for inspection and copying by KEM or its designated representatives during EMMR’s normal business hours upon no less than five (5) Business Days prior written notice. Additionally, an independent certified public accountant selected by KEM shall have the right not more than once during any calendar year and upon no less than ten (10) Business Days prior written notice and during EMMR’s normal business hours to audit books and records of EMMR only to the extent required to determine the accuracy of any royalty payments required to be made under this Agreement. KEM shall bear the costs and expenses of any copies and of such examination and audit; provided, however, in the event such examination or audit discloses that royalty payments during the period under examination or audit are understated by Fifty Thousand Dollars ($50,000) for any calendar year then EMMR shall pay to KEM the costs of said examination or audit relating to the period disclosed to have been understated in addition to the understated amount plus interest as provided in Section 6.2 above and KEM shall have the right to conduct an additional audit during such calendar year to the extent that it reasonably believes that another discrepancy exists.

7.3 RIGHT OF ENTRY AND INSPECTION. Provided the exercise of such inspection rights would not unreasonably interfere with EMMR’s day-to-day operations and complies with all operations and safety rules applicable to the Above-Ground Mining Activities, KEM and its representatives shall have the right, but not the obligation, during EMMR’s normal business hours and upon no less than one (1) Business Day prior written notice from time to time, to inspect the Above-Ground Mining Activities and related mining equipment and facilities. For avoidance of doubt, the foregoing requirements shall not impose any obligation on KEM with respect to the Above-Ground Mining Activities, nor shall it be considered participation by or management or direction of the Above-Ground Mining Activities by KEM.

7.4 SCALES. EMMR shall be allowed to use the existing rail scale located on the Eagle Mountain Railroad and the truck scale located on the Operations Area. A weight certificate or daily summary, and a copy thereof, shall be prepared accounting for all Materials shipped from the Mining Properties or used for or on behalf of the Project. Accompanying each royalty calculation statement as required by Section 6.3 above, a copy of the weight certificate or daily summary for each day of the calendar quarter during which EMMR shipped Materials from the Mining Properties or Materials used for or on behalf of the Project shall be delivered to KEM. Nothing herein shall limit the right of KEM, at KEM’s expense, to relocate the truck scale upon prior written notice to EMMR to a different mutually acceptable location.

8. MANNER OF OPERATING AND MINING PLANS. (a) EMMR shall conduct all Above-Ground Mining Activities and exercise all Above-Ground Mining Rights in a Miner Like Manner, including, without limitation, providing reasonable assurance in respect of responsibility for material risks, including environmental risks, that may be associated with such Mining Plan and procuring general liability and environmental insurance or otherwise demonstrating reasonable assurances given the nature and scope of the Mining Plan, as applicable. In addition, EMMR shall exercise and conduct all Above-Ground Mining Activities on the Mining Properties or in or near the East Pit in accordance with and pursuant to one or more mining plans (a “Mining Plan”), which shall be subject to KEM’s prior review, comment and approval, not to be unreasonably delayed or withheld.

(b) The Parties acknowledge that there may be a separate Mining Plan for one or more of the Rock Areas and for the Coarse Tailings and the Fine Tailings located on the Tailings Parcel and/or in or near the East Pit and for the iron ore pellets located on the Operations Area or the Tailings Area. KEM shall review any Mining Plan and determine, in good faith, if the exercise of the Above-Ground Mining Rights and Above-Ground Mining

Activities as proposed by EMMR in such Mining Plan could reasonably be expected to result in Project Interference; provided, however, KEM agrees that the presumption shall be that Mining Activities on the Tailings Area and Mining Activities in the Rock Areas shall not result in Project Interference. The Parties shall work together in a good faith, commercially reasonable manner (without an obligation of result) to seek to resolve any potential conflicts.

(c) Any Mining Plan will describe in typical mine industry detail given the nature, type, duration, complexity, and location of the Above-Ground Mining Rights to be exercised and the Above-Ground Mining Activities to be conducted, including, but not limited to, those Above-Ground Mining Activities to be conducted on: (i) the Operations Area; (ii) the Tailings Area; (iii) the Rock Areas; and/or (iv) in or near the East Pit.

(d) KEM shall have forty-five (45) days to review and comment on any Mining Plan for a Rock Area and sixty (60) days for any material use of the Operations Area, the Tailings Area and/or in or near the East Pit. KEM agrees to in good faith accelerate the review of any Mining Plan for any of the Rock Areas if necessary to make a timely bid for the sale of Materials from a Rock Area; provided, that KEM shall not be deemed to be in breach of its obligations hereunder if it is unable to accelerate its review so long as it has exercised good faith efforts to do so and taking into account that KEM will be primarily focused on the development, construction, operation and maintenance of the Project.

(e) In the event of any planned material change or amendment to a previously approved Mining Plan, such change or amendment shall be submitted to KEM for review and KEM shall have thirty (30) to review such change or amendment for any of the Rock Areas and thirty (30) days to review any change or amendment for any Mining Plan for the Operations Area, the Tailings Area or the East Pit. Prior to submitting to arbitration pursuant to Section 24.12 any dispute concerning any Mining Plan, the Parties agree that senior officers of each of KEM and EMMR shall meet in person over a period of up to three (3) days in a good faith effort to resolve such dispute.

9. NO OPPOSITION TO MINING, COOPERATION AND COMPATIBILITY MATTERS.

9.1 KEM’S OBLIGATIONS. Neither KEM nor its Affiliates shall take any action that would oppose, prevent or materially hinder or limit EMMR’s exercise of the Above-Ground Mining Rights, the Above-Ground Mining Activities or EMMR’s compliance with and exercise of its rights under this Agreement so long as the Above-Ground Mining Activities are conducted in compliance with this Agreement and in accordance with any Mining Plan. The parties recognize that due to the long term of this Agreement, which may extend as long as one hundred (100) years, that EMMR may desire additional flexibility with respect to the Above-Ground Mining Rights. To the extent that EMMR desires to undertake mining activity that is not contemplated by the Above-Ground Mining Rights, EMMR may prepare a written proposal to KEM detailing (i) the mining activities that it desires to undertake; (ii) the duration of such activities; and (iii) the reasons why such activities should not cause any Project Interference. KEM shall use commercially reasonable efforts to respond to such proposal within sixty (60) days after receipt (which response may be a request for additional information about such proposal or to request that studies and/or reports be prepared with respect to such activities) and shall not unreasonably withhold, condition or delay its consent to such proposal so long as the activities contemplated by such proposal could not reasonably be expected to cause Project Interference, as reasonably determined by KEM. To the extent that EMMR’s proposed mining or reclamation activities result in increased costs for KEM, including by increasing the reclamation obligations on any portion of the Eagle Mountain Property, EMMR shall be liable for all such costs.

9.2 EMMR’S OBLIGATIONS. EMMR shall not exercise its Above-Ground Mining Rights or conduct Above-Ground Mining Activities in a manner, or take any other action, that could reasonably be expected to result in Project Interference. EMMR’s exercise of its Above-Ground Mining Activities and the conduct of Above-Ground Mining Activities in compliance with a Mining Plan shall create a presumption that such activities are in compliance with this Section 9.2. Subject to EMMR’s rights hereunder, EMMR shall not oppose or encourage or cooperate with any other party to oppose (i) the planning, development, permitting, construction or operation of the Project or (ii) other commercial purposes KEM may pursue for use of the Eagle Mountain Property so long as such other commercial purposes referred to in this clause (ii) do not materially interfere with the exercise of the Above Ground Mining Rights and the conduct of Above Ground Mining Activities.

9.3 COLLABORATION, COORDINATION AND ULTIMATE PRIORITY DURING THE CONSTRUCTION PERIOD. KEM and EMMR agree to work in good faith and to make commercially reasonable efforts to minimize Project Interference and in their joint use and simultaneous use of and access to and through the Eagle Mountain Property. However, if there is a Project Interference that cannot be avoided or resolved pursuant to the previous sentence, then the Project shall have priority of use and access and EMMR shall cease any activity that is causing any Project Interference or modify the Above-Ground Mining Activity that is then resulting in Project Interference so as not to result in Project Interference, subject to the provisions set forth in Section 9.5 below.

9.4 ADDITIONAL PROVISIONS REGARDING THE FINE TAILINGS. EMMR agrees that the Fine Tailings located on the Tailings Area shall not be processed in a way that would make the remaining Fine Tailings knowingly unsuitable for the Project if KEM should choose to use the Fine Tailings in the construction of the Project subject to and in accordance with Section 8 herein. KEM agrees that the mere removal of iron and other metals from the Fine Tailings shall not be deemed to make the Fine Tailing unsuitable for the Project.

9.5 ADDITIONAL PROVISIONS REGARDING THE OPERATIONS AREA. EMMR acknowledges that the Operations Area will also be utilized from time to time by KEM or its Affiliates in connection with the Project and KEM acknowledges that the Operations Area may also be utilized from time to time by EMMR in connection with Above-Ground Mining Activities. Certain portions of the Operations Area will be used jointly by KEM and EMMR and other areas shall be for the exclusive use of both KEM and EMMR, all as depicted and described in EXHIBIT “K” attached hereto and incorporated herein by this reference. The Parties shall reasonably cooperate with each other for the use of other portions of the Operations Area or areas adjacent thereto to the extent not already agreed upon, which use shall be subject to the final approval of KEM, which approval shall not be unreasonably withheld, conditioned or delayed.

10. ABOVE-GROUND MINING RIGHTS; MINING METHODS; MINING FACILITIES; AND HEALTH AND SAFETY.

10.1 ABOVE-GROUND MINING RIGHTS. The Parties shall take all commercially reasonable actions to protect and preserve the Above-Ground Mining Rights and to not abandon, limit, forfeit, or otherwise injure the Above-Ground Mining Rights. In the event that the Above-Ground Mining Rights must be established, confirmed, reconfirmed, defended (“Mining Rights Defense”) or otherwise litigated in any forum, whether administrative, quasi-judicial, judicial, or otherwise as a result of EMMR’s Above-Ground Mining Activities, EMMR shall conduct the Mining Rights Defense at EMMR’s expense, and KEM (at EMMR’s sole cost and expense for any reasonable actual out of pocket expenses unless KEM should otherwise agree in writing) shall use commercially reasonable efforts to cooperate in the Mining Rights Defense; provided, that if the outcome of such Mining Rights Defense could reasonably be expected to have a material impact on KEM’s rights or result in Project Interference, then KEM shall have an opportunity to jointly participate in such Mining Rights Defense and EMMR shall reimburse KEM for its reasonable actual, out of pocket costs incurred in connection with such participation, including attorneys’ fees. Where Mining Rights Defense is required as a result of KEM’s ownership of mining rights, the potential reversionary interest on the Eagle Mountain townsite, or the Mining Claims, Above-Ground Mining Activities or activities related to the Project, KEM shall conduct the Mining Rights Defense at KEM’s expense, and EMMR (at KEM’s sole cost and expense for any reasonable actual out of pocket expenses) shall use commercially reasonable efforts to cooperate in the Mining Rights Defense; provided, that if the outcome of such Mining Rights Defense could reasonably be expected to have a material impact on EMMR’s rights, then EMMR shall have an opportunity to jointly participate in such Mining Rights Defense and KEM shall reimburse EMMR for its actual, reasonable out of pocket costs incurred in connection with such participation. At its option, KEM may request that EMMR conduct the Mining Rights Defense on its behalf, and reimburse EMMR monthly for its reasonable attorney’s fees and other actual, reasonable out of pocket costs and fees incurred in doing so.

10.2 MINING METHODS. Subject to the terms hereof (including Section 3.1), a Mining Plan, and compliance with applicable Laws, EMMR may use any mining method to exercise its Above-Ground Mining Rights and conduct Above-Ground Mining Activities on the Mining Properties, whether or not in general use at the time of execution of this Agreement, including, without limitation, surface mining methods and in situ mining (including solution mining and leaching).

10.3 MINING FACILITIES. Subject to the terms of the Transaction Agreements, EMMR shall have the right (at its sole expense) to construct, erect, maintain and use, such existing or future buildings, plants, mining facilities, offices, equipment, machinery, ventilation facilities, processing and refining facilities, electrical lines, water lines, pumps, tanks, sewer lines, reservoirs, flood control structures, wells, pipelines, roads, haulage ways, beltways, conveyors, scales, screens, loading facilities, rail lines, and other similar equipment, improvements and facilities as necessary or appropriate to conduct Above-Ground Mining Activities (collectively, the “Mining Facilities”), including existing Mining Facilities on or that serve the Mining Properties, and the Parties shall in good faith negotiate and enter into such joint use agreements from time to time as may be necessary or appropriate regarding certain Mining

Facilities, provided that: (a) unless otherwise agreed by the Parties, such Mining Facilities are not used in connection with the Project or its development; (b) the construction, erection, maintenance and use of such Mining Facilities will not result in Project Interference as provided in this Agreement; and (c) any permanent Mining Facilities outside of the Project Boundaries shall be subject to the prior written approval of KEM, which approval shall not be unreasonably withheld, conditioned or delayed and such facilities may be included in a Mining Plan. EMMR shall maintain insurance coverage for all Mining Facilities that it actually uses in a Miner Like Manner.

10.4 HEALTH AND SAFETY. EMMR will be responsible for acting in a Miner Like Manner and ensuring compliance with all health and safety Laws applicable to its conduct of the Above-Ground Mining Activities. EMMR shall also take reasonable measures to prevent unsafe conditions or procedures on the Eagle Mountain Property in connection with its physical Above-Ground Mining Activities, including, without limitation, any violations of applicable Laws, any site safety protocols and/or Miner Like Manner practices. KEM and its Affiliates shall cause their employees, agents, Affiliates and contractors to comply with all safety rules, applicable Laws, Miner Like Manner practices, measures, protocols, regulations, procedures or other items put in place that seek to ensure their health and safety and shall comply with the same in their conduct of mining activities and operations.

10.5 MSHA AND CAL-OSHA. EMMR and KEM shall, to the extent required by applicable Laws, each obtain and maintain through the term of this Agreement its own MSHA and Cal-OSHA legal identification numbers covering EMMR’s and KEM’s respective Above-Ground Mining Activities on the Mining Properties.

11. SUBCONTRACTORS. EMMR may not subcontract all or any portion of the Above-Ground Mining Activities without first obtaining written consent from KEM for each material subcontractor involved in the Above-Ground Mining Activities, which approval shall not be unreasonably withheld, conditioned or delayed. EMMR shall only subcontract the Above-Ground Mining Activities to subcontractors with proper licensing, certification under all applicable Laws. Further, any material subcontractor engaged by EMMR for any portion of the Above-Ground Mining Activities shall be required by EMMR to comply with this Agreement to the extent applicable, including, but not limited to, Section 14 (Legal Compliance and Licenses), Section 15 (Environmental and Reclamation Matters), and Section 18 (EMMR Insurance). For purposes of this Section 11, a subcontractor shall be deemed to be material if it enters into one or more contracts with EMMR or its Affiliates in connection with the Above-Ground Mining Activities pursuant to which such subcontractor receives or reasonably expects to receive $250,000 or more (whether in cash or other compensation with an equivalent value).

12. RESPONSIBILITY FOR THE PAYMENT OF THE EXPENSES OF THE MINING FACILITIES AND ABOVE-GROUND MINING ACTIVITIES. Except as may be otherwise provided in this Agreement, or any other joint use agreement or separate written agreement signed by the Parties, EMMR shall pay for any costs related to its construction, maintenance and actual use of Mining Facilities, including, without limitation, payment of utilities at KEM’s actual cost (including the reasonable cost of personnel services related to the provision of utilities and a reasonable allocation with respect to any directly applicable overhead costs). If such Mining Facilities are jointly used by the Parties, KEM and EMMR shall pay their respective fair allocable share of the costs attributable to the use of the Mining Facilities (including the reasonable cost of personnel services directly related to the provision of such Mining Facilities and a reasonable allocation with respect to any directly applicable overhead costs). EMMR shall pay for the costs of its actual Above-Ground Mining Activities and shall reimburse KEM for the costs associated with any power, water or other utilities (including the reasonable cost of personnel services directly related thereto and a reasonable allocation with respect to any directly applicable overhead costs) that are used by EMMR for Above-Ground Mining Activities. In the event that KEM conducts Above-Ground Mining Activities as allowed and provided herein, KEM shall pay for the costs of its Above-Ground Mining Activities.

13. LIENS.

13.1 EMMR’S OBLIGATIONS WITH RESPECT TO LIENS. EMMR shall not suffer or permit to be enforced against the Eagle Mountain Property, or any part thereof, any mechanics’, materialmen’s, contractors’, subcontractors’ or environmental lien arising from its Above-Ground Mining Activities or any other work performed on behalf of or for the benefit of EMMR (other than inchoate liens that arise by operation of law but which are not presently exercisable). EMMR shall pay or cause to be paid all of said liens, Mining Claims or demands before any action is brought to enforce the same against the Eagle Mountain Property. Notwithstanding anything to the contrary set forth above, if EMMR shall in good faith contest the validity of any such lien, claim or demand, then EMMR shall, at its expense, defend itself and KEM against the same and shall pay and satisfy any adverse judgment that may be rendered thereon before any enforcement thereof against KEM or the Eagle Mountain Property, but only upon the condition that if KEM shall so require, EMMR shall procure and record or furnish to KEM a surety bond or other acceptable security satisfactory to KEM in an amount at least equal to such contested lien, claim or demand indemnifying KEM and its Financing Parties against liability for the same, and holding the Eagle Mountain Property free from the effect of any such lien or claim. KEM reserves the right at any time and from time to time to post and maintain on said Eagle Mountain Property, Operations Area and Tailings Area or any portion thereof or improvement thereon, such notices of non-responsibility or otherwise as may be necessary to protect KEM and its Financing Parties against liability for all such liens and claims.

13.2 KEM’S OBLIGATIONS WITH RESPECT TO LIENS. KEM shall not suffer or permit to be enforced against the Mining Properties, the Materials or the Above-Ground Mining Rights, or that would interfere with Above-Ground Mining Activities or any part thereof, any mechanics’, materialmen’s, contractors’ or subcontractors’ lien arising from the activities of KEM or any other work performed on behalf of or for the benefit of the Project (other than inchoate liens that arise by operation of law but which are not presently exercisable). KEM shall pay or cause to be paid all of said liens, claims or demands before any action is brought to enforce the same against the Mining Properties, the Materials or the Above-Ground Mining Activities. Notwithstanding anything to the contrary set forth above, if KEM shall in good faith contest the validity of any such lien, claim or demand, then KEM shall, at its expense, defend itself and EMMR against the same and shall pay and satisfy any adverse judgment that may be rendered thereon before any enforcement thereof against KEM or the Mining Properties or the Above-Ground Mining Activities but only upon the condition that if EMMR shall so require, KEM shall procure and record or furnish to EMMR a surety bond or other acceptable security satisfactory to EMMR in an amount at least equal to such contested lien, claim or demand indemnifying EMMR against liability for the same, and holding the Mining Properties and Above-Ground Mining Activities free from the effect of any such lien or claim. EMMR reserves the right at any time and from time to time to post and maintain on said Mining Properties any portion thereof or improvement thereon, such notices of non-responsibility or otherwise as may be necessary to protect EMMR against liability for all such liens and claims. Notwithstanding anything to the contrary herein and for the avoidance of doubt, nothing in this Section 13.2 shall preclude in any way KEM’s rights to grant a lien to its Financing Parties in connection with the financing or refinancing of the Project.

14. LEGAL COMPLIANCE AND LICENSES.

14.1 EMMR’S COMPLIANCE WITH LAWS AND LICENSES. Except as otherwise provided in this Agreement or in other Transaction Agreements, EMMR shall at its sole cost and expense comply with the Laws applicable to its Above-Ground Mining Activities and its actual use of the Mining Properties. To the extent new or modified permits, consents, licenses and approvals (collectively, “Mining Licenses”) are necessary beyond the existing Above-Ground Mining Rights to conduct Above-Ground Mining Activities by EMMR, EMMR shall at its sole cost and expense obtain and maintain such Mining Licenses. KEM, at EMMR’s expense, shall cooperate in EMMR’s application, acquisition, and defense of such Mining Licenses, pursuant to Section 9.1 hereinabove.

14.2 KEM’S AND EAGLE CREST’S COMPLIANCE WITH LAWS. To the extent Mining Licensees or new or modified Mining Licenses are necessary for development, construction and operation of the Project or for KEM or its Affiliates to conduct Above Ground Mining Activities, KEM or its Affiliates shall at its sole cost and expense obtain and maintain such new or modified Mining Licenses. In such an event, EMMR shall reasonably commercially cooperate, at KEM’s expense, in KEM’s application, acquisition and defense of such Mining Licenses, pursuant to Section 9.1 above.

15. ENVIRONMENTAL AND RECLAMATION MATTERS.

15.1 ABOVE-GROUND MINING ACTIVITIES TO BE CONDUCTED IN COMPLIANCE WITH ENVIRONMENTAL LAWS. EMMR shall conduct its Above-Ground Mining Activities in compliance with the Environmental Laws and its actual use of the Mining Properties. EMMR shall limit its use, generation, storage, treatment, transportation and handling in connection with EMMR’s Above-Ground Mining Activities to those Hazardous Materials, and to quantities thereof, that are reasonably necessary to perform its Above-Ground Mining Activities. EMMR shall not cause or permit any Hazardous Materials to be disposed on the Mining Properties except in compliance with Environmental Laws. EMMR shall promptly inform KEM and any applicable regulatory body of any violation of Environmental Laws in connection with its Above-Ground Mining Activities and EMMR shall promptly undertake the actions necessary to cure any violation of the Environmental Laws arising or resulting from its Above-Ground Mining Activities.

15.2 SPILLS OF HAZARDOUS MATERIALS. EMMR shall promptly notify KEM and each governmental entity with jurisdiction of any spills, releases or leaks of Hazardous Materials that occur arising or resulting from its Above-Ground Mining Activities, to the extent such notice is required by Environmental Laws. EMMR shall, at its expense, undertake or cause to be diligently undertaken the activities reasonably necessary to report, investigate, monitor, and remediate the consequences of the spill, release or leak arising or resulting from its Above-Ground Mining Activities. EMMR shall keep KEM timely and reasonably informed regarding its activities pursuant to this Section 15.2.

15.3 REMOVAL OF HAZARDOUS MATERIALS. Before the expiration or termination of this Agreement, and in conformance with the Environmental Laws, EMMR shall, at its expense, cause to be properly removed from the Mine Properties all Hazardous Materials present on the Mine Properties in connection with EMMR’s Above-Ground Mining Activities, and their storage containers shall be removed or properly closed.

15.4 RECLAMATION. KEM shall be responsible for KEM’s compliance with the Reclamation Plan and the financial assurances required by the Reclamation Plan and applicable Laws as provided in Section 15.5 below; provided, however, that EMMR shall be responsible for any new reclamation requirements directly resulting from EMMR’s Above-Ground Mining Activities including any increase in the financial assurances required to be provided that are directly related to EMMR’s Above-Ground Mining Activities as provided in Section 15.5 below. To the extent any amendment or modification of the Reclamation Plan should result from EMMR’s Above-Ground Mining Activities or planned Above-Ground Mining Activities, EMMR shall undertake the amendment or modification, with KEM’s cooperation as provided in Section 9.1 hereinabove, at EMMR’s sole expense. To the extent that KEM incurs additional expenses as a result of any amendment or modification of the Reclamation Plan necessitated by EMMR’s Above-Ground Mining Activities such additional expenses shall be paid by EMMR or its Affiliates to KEM. To the extent that any amendment or modification of the Reclamation Plan should be required as a result of KEM’s Above-Ground Mining Activities or Project development, construction and/or operating activities, either within the Mining Properties or outside the Mining Properties, but within the Reclamation Plan boundaries, KEM shall undertake the amendment or modification at its expense after consultation with EMMR to ensure that any such amendment or modification does not hinder or infringe upon EMMR’s rights under this Agreement and EMMR shall cooperate with KEM in good faith, at KEM’s expense, in a commercially reasonable manner. To the extent that EMMR incurs additional expenses as a result of any amendment or modification of the Reclamation Plan by KEM for its or the Project’s purposes such additional expenses shall be paid by KEM or its Affiliates to EMMR. For purposes of this Section 15, reclamation requirements associated with the continuation of existing or historical mining activity are not new reclamation requirements as long as they are issued or re-issued in a manner substantially similar to existing reclamation requirements.

15.5 FINANCIAL ASSURANCES. Applicable Laws to the Mine require surface mine operators to maintain and annually update financial assurances in an amount adequate to ensure reclamation of a mine site in accordance with its approved reclamation plan and/or plan of operations. KEM shall be responsible for the implementation of and maintenance of financial assurances associated with the Reclamation Plan; provided, however, that any new reclamation requirements resulting from EMMR’s Above-Ground Mining Activities including any increase in the financial assurances required to be provided directly as a result of EMMR’s Above-Ground Mining Activities or EMMR’s construction and operation of additional Mining

Facilities shall be at EMMR’s sole expense unless the Parties should otherwise agree in writing. KEM shall prepare all required annual financial assurance cost estimates in consultation with EMMR, and EMMR shall timely provide KEM with all information required to prepare and complete all financial assurance costs estimates.

15.6 REPORTING. All annual mining and other mining reports required under applicable Laws shall be timely filed by KEM. EMMR shall provide KEM with all information that it has reasonably available to it that is required to prepare and complete such reports at least thirty (30) days prior to the applicable filing dates for such reports, as determined by the Parties, except for the calendar year 2015, for which year any such reports shall have been filed prior to the Closing Date. EMMR shall timely cooperate in the preparation of all such reports. KEM and EMMR shall also cooperate with, facilitate and allow all inspections required of the Eagle Mountain Property pursuant to applicable Laws. KEM shall bear the costs of all fees and expenses associated with preparation and filing of annual reports and any inspection fees, except that if EMMR conducted actual physical Above-Ground Mining Activities during any reporting year then EMMR shall be proportionally responsible with KEM for such costs and fees. EMMR and KEM shall each take all necessary steps to comply with or resolve any report or inspection containing a comment, concern, non-compliance issue or recommendation related to their respective activities at the Mine and any Above-Ground Mining Activities, as applicable.

16. MINING CLAIMS. KEM shall, at its sole cost and expense pay (or, if paid by EMMR for any reason, reimburse EMMR) at least twenty-one (21) days prior to the due date for all annual assessments on the Mining Claims and otherwise timely comply with all governmental requirements applicable to maintaining record title to the Mining Claims. EMMR agrees to cooperate to the fullest extent to enable KEM to prepare and file in a timely manner all documents necessary to maintain, or quit or surrender, as provided in this Agreement any or all the Mining Claims, including, if so requested by KEM, to provide all information related to EMMR’s Above-Ground Mining Activities and the exploitation by EMMR of any Above-Ground Mining Rights. After all amounts due or that may become due by Eagle Mountain Acquisition LLC or any of its Affiliates or any shareholder of Eagle Crest to CIL&D are fully paid to CIL&D, LLC (the “Indebtedness”), KEM may elect to surrender a Mining Claim as provided in this Section 16. After payment of the Indebtedness, if KEM provides at least ninety (90) days advance written notice to EMMR of its intent to surrender any Mining Claim together with copies of the documents required to effect such surrender, and a quitclaim deed for any such federal mining and/or mill site claim naming EMMR as the transferee, which EMMR shall have the right, but not the obligation, to accept and to preserve such Mining Claim(s) for its sole benefit; provided, that with respect to Mining Claims within the Project Boundaries other than those that are wholly or partially located within the Tailings Area or that may impact the Eagle Mountain the water and utility systems and facilities, KEM may elect to surrender any such Mining Claim if KEM provides at least sixty (60) days advance written notice to EMMR of its intent to surrender any Mining Claim together with copies of the documents required to effect such surrender and without transferring any rights with respect to such Mining Claim to EMMR (including through a quitclaim deed or otherwise). If KEM or EMMR should occupy or use a Mining Claim, neither KEM nor EMMR shall occupy or use any portion of a such Mining Claim in a way that is not permitted under the laws governing occupation and use of mining claims. Nothing in this Agreement limits EMMR’s existing right to locate, maintain, permit, and conduct surface and underground mining operations and ancillary activities on new state or federal mining claims near or adjacent to the Eagle Mountain Property, except no such claims can be located in the Project Boundaries nor in a manner that causes Project Interference.

17. TAXES.

17.1 PROPERTY TAXES. KEM shall be responsible for the timely payment of all property taxes and assessments related to and arising from its ownership of the real property and minerals at Eagle Mountain; provided, however, EMMR shall be responsible for its pro rata share of all property taxes and assessments, whether or not separately assessed, attributable and/or related to (i) its actual physical use and/or occupancy of the Mining Properties; and (ii) an interest in the Materials in the Mining Properties, Above-Ground Mining Rights in the Mining Properties, and/or Above-Ground Mining Activities at the Mining Properties including (1) Mining Facilities constructed upon or brought upon the Mining Properties by EMMR; (2) any increases in property taxes or assessment resulting from new or improved Mining Facilities; and (3) any increases in property taxes or assessment resulting from a reappraisal of the Mining Properties caused by the creation of this Mining Lease. EMMR shall promptly, and in no event later than thirty (30) days following receipt of notice to EMMR, reimburse KEM any fair share of the property tax or assessment owed by EMMR.

17.2 PERSONAL PROPERTY TAXES. Each Party shall promptly pay when due all taxes assessed against such Party’s personal property.

17.3 INCOME TAXES. Neither KEM nor EMMR shall be liable for any taxes levied or measured by income or net proceeds, or other taxes applicable to the other, based upon payments pursuant to this Agreement.

17.4 DELIVERY OF TAX NOTICES. If either Party receives tax bills or claims that are the other Party’s responsibility, the Party receiving the tax bill or claim shall promptly forward such to the Party responsible for the payment of the tax bill or claim. If the tax bill or claim is partially payable by both Parties, the Party receiving the tax bill or claim shall promptly furnish to the other Party a copy of such tax bill or claim.

18. INSURANCE.

18.1 EMMR INSURANCE OBLIGATIONS. EMMR shall, at its sole expense, obtain and maintain (and cause any subcontractors acting on EMMR’s behalf in connection with any activities contemplated by this Agreement to obtain and maintain) throughout the term of this Agreement the following insurance coverage:

(a) Workers’ Compensation Insurance in full compliance with Law, covering all persons employed by EMMR in the conduct of its operations on the Eagle Mountain Property, and Employer’s Liability Insurance in the amount of not less than one million dollars ($1,000,000);

(b) Commercial Automobile Liability Insurance including all non-owned, hired, rented or owned motor vehicles with a combined single limit for bodily injury and property damage of not less than one million dollars ($1,000,000) per occurrence;

(c) Commercial General Liability Insurance with a combined single limit for bodily injury and property damage of not less than one million dollars ($1,000,000) per occurrence and an annual aggregate of not less than two million dollars ($2,000,000) per location, including Premises-Operations, Independent Contractors, Broad Form Property Damage; and

18.2 KEM INSURANCE. KEM shall, at its sole cost and expense, provide and maintain throughout the term of this Agreement the following insurance coverage:

(a) Workers’ Compensation Insurance in full compliance with Law, covering all persons employed by KEM or its Affiliates in the conduct of its operations on the Eagle Mountain Property, and Employer’s Liability Insurance in the amount of not less than one million dollars ($1,000,000);

(b) Commercial Automobile Liability Insurance including all non-owned, hired, rented or owned motor vehicles with a combined single limit for bodily injury and property damage of not less than one million dollars ($1,000,000) per occurrence;

(c) Commercial General Liability Insurance with a combined single limit for bodily injury and property damage of not less than one million dollars ($1,000,000) per occurrence and an annual aggregate of not less than two million dollars ($2,000,000) per location, including Premises-Operations, Independent Contractors, Broad Form Property Damage; and

18.3 GENERAL INSURANCE REQUIREMENTS. Each insurance policy required by EMMR or its subcontractors or by KEM or its Affiliates under this Agreement shall (i) be underwritten by an insurance company licensed to do business in the State of California and having a “General Policyholder’s Rating” of at least A as set forth in the most current issue of “Best’s Insurance Guide”; (ii) if the insurance is to be provided by EMMR or its subcontractors, such insurance shall name KEM as an additional insured on all policies except Workers’ Compensation; (iii) if the insurance is to be provided by KEM or its Affiliates, such insurance shall name EMMR as additional insured on all such polices except Worker’s Compensation and (iv) provide that it may not be materially changed, amended, canceled or allowed to lapse unless thirty (30) days prior written notice is mailed to KEM or to EMMR, as applicable, at the address for notice in this Agreement. Each insurance policy required by this Agreement shall provide that it is primary insurance and not excess over, nor contributory with, any other insurance in force for, or on behalf of, KEM or EMMR, as applicable. Upon request, each Party shall promptly deliver to the other Party a copy of each policy of insurance required by this Agreement within thirty (30) days of the date requested and, if requested, copies of all renewal or replacement policies will be delivered to KEM or EMMR, as applicable not less than the later of (x) fifteen (15) days before the expiration date of each expiring policy (y) ten (10) days after the date of such request. Should EMMR or its subcontractors or KEM or its Affiliates fail to procure or maintain any insurance required by this Agreement, or to deliver such copies of such policies as provided in this Agreement, KEM or EMMR, as applicable, may, at their option, procure the same for the account of the non-performing Party or its applicable subcontractor(s), in the case of EMMR, or, in the case of KEM, its Affiliates, and the cost thereof shall be paid by the applicable Party upon demand.

18.4 JOINT INSURANCE. If the Parties desire, the Parties may obtain appropriate joint insurance policies with the allocation of the insurance premium to be as mutually agreed upon.

19. INDEMNIFICATION.

19.1 INDEMNIFICATION BY EMMR. EMMR shall indemnify, defend and hold KEM and its current and future Affiliates and its and their respective current and future employees, officers, shareholders, members, lenders, directors, managers, agents, and representatives, and its and their respective successors and assigns (collectively, the “KEM Indemnitees”) harmless from and against any loss, damage, injury, death, accident, fire or other casualty, liability, claim, fine, penalty, fee, cost or expense (including but not limited to, reasonable fees, costs and expenses of any kind incurred by any Person indemnified under this Agreement in investigating, preparing for, defending against, prosecuting or providing evidence, providing testimony, producing documents, negotiating and entering into settlements or taking other action with respect to any threatened or asserted claim against a Person indemnified under this Agreement (“Legal Expenses”) and the reasonable fees of other professionals) of any kind or character to any person or property, including the property of the KEM Indemnitees, but excluding any lost profits, consequential, special or punitive damages (other than those required to be paid to a third party pursuant to a third party claim) (together, the “KEM Losses”), arising from, relating to or caused by: (a) the Above-Ground Mining Activities of EMMR; (b) use of the Mining Facilities by EMMR; (c) any negligent or willful act or omission of EMMR, its contractors or agents; (d) any violation by EMMR of the applicable Laws (including any applicable Environmental Laws); and (e) any breach by EMMR of its obligations under this Agreement; provided, however, EMMR will have no obligation to indemnify a KEM Indemnitee for any KEM Loss or group of items of KEM Loss arising out of the same event (x) where the total KEM Loss is less than Fifty Thousand Dollars ($50,000) (y) to the extent the KEM Losses are caused by or attributable to the negligence or willful misconduct of the KEM Indemnitee, or (z) to the extent the KEM Losses are caused by or attributable to any breach of this Agreement by KEM or its Affiliates or subcontractors. Without limiting the foregoing, until the total of KEM Losses exceed One Hundred Thousand Dollars ($100,000) no claim for indemnification may be made by KEM hereunder and if the KEM Losses exceed the One Hundred Thousand Dollars ($100,000) basket, KEM may only seek to recover amounts over the Fifty Thousand Dollars ($50,000) de minimis threshold.

19.2 INDEMNIFICATION BY KEM. KEM shall indemnify, defend and hold EMMR and its current and future Affiliates and its and their respective current and future employees, officers, shareholders, members, directors, managers, agents, and representatives, and its and their respective successors and assigns (collectively, the “EMMR Indemnitees”) harmless from and against any loss, damage, injury, death, accident, fire or other casualty, liability, claim, fine, penalty, fee, cost or expense (including but not limited to, Legal Expenses and the reasonable fees of other professionals) of any kind or character to any person or property, including the property of the EMMR Indemnitees, but excluding any lost profits, consequential, special or punitive damages (other than those required to be paid to a third party pursuant to a third party claim) (together, the “EMMR Losses”, and, together with the KEM Losses, “Losses”), arising from, relating to or caused by: (a) the construction, maintenance or operation of the Project; (b) use of the Mining Facilities by KEM or its Affiliates; (c) the mining activities of KEM, its Affiliates or its contractors; (d) any negligent or willful act or omission of KEM, its Affiliates, contractors or agents; (e) the taking of rock, rock products or fine tailings pursuant to Section 4 hereof (other than any losses related to the depletion of the rock products or fine tailings); (f) any violation or alleged violation by KEM of the applicable Laws (including any applicable Environmental Laws); and (g) any breach by KEM of its obligations under this Agreement; provided, however, KEM will have no obligation to indemnify an EMMR Indemnitee for any EMMR Loss or group of items of EMMR Loss arising out of the same event (x) where the total of the EMMR Loss is less than Fifty Thousand Dollars ($50,000), (y) to the extent the EMMR Losses are caused by or attributable to the negligence or willful misconduct of the EMMR Indemnitee, or (z) to the extent the EMMR Losses are caused by or attributable to any breach of this Agreement by EMMR or its Affiliates or subcontractors. Without limiting the forgoing, until the total of all EMMR Losses exceed One Hundred Thousand Dollars ($100,000) no claim for indemnification may be made by EMMR hereunder and if the EMMR Losses exceed the One Hundred Thousand Dollars ($100,000) basket, EMMR may only seek to recover amounts over the Fifty Thousand Dollars ($50,000) de minimis threshold.

19.3 INDEMNIFICATION PROCEDURES.

19.3.1 NOTICE OF A CLAIM. As promptly as practicable, and in any event within thirty (30) days, after a Party shall receive any notice of, or otherwise become aware of, the commencement of any action, suit or proceeding, the assertion of any claim, the occurrence of any event, the existence of any fact or circumstance, or the incurrence of any Losses, for which indemnification is provided for, by Section 19.1 or 19.2 (an “Indemnification Event”), the Party entitled to such indemnification (an “Indemnified Party”) shall give written notice (an “Indemnification Claim”) to the Party from which such indemnification is (or, under such assumption, could be) sought (an “Indemnifying Party”) describing in reasonable detail the Indemnification Event and the basis on which indemnification is (or, under such assumption, could be) sought. If the Indemnifying Party is not so notified by the Indemnified Party within thirty (30) days after the date of the receipt by the Indemnified Party or any of its Affiliates of notice of, or of the Indemnified Party or any of its Affiliates otherwise becoming aware of, any particular Indemnification Event, to the extent that such Indemnifying Party is materially prejudiced as a consequence of such failure, the Indemnifying Party shall be relieved of all liability hereunder in respect of such Indemnification Event, and in the event that such Indemnifying Party is materially prejudiced or harmed as a consequence of such failure the Indemnifying Party shall not be liable for any expenses directly related to the Losses from such Indemnification Event incurred during the period in which the Indemnified Party was overdue in giving, and had not given, such notice.

19.3.2 DEFENSE OF A CLAIM. If any Indemnification Event involves the claim of any third party (a “Third-Party Claim”), the Indemnifying Party (the “Controlling Person”) shall (whether or not the Indemnified Party is entitled to claim indemnification under Section 19.1 or 19.2, as the case may be) be entitled to, and the Indemnified Party shall provide the Controlling Person with the right to, participate in, and assume sole control over, the defense and settlement of such Third-Party Claim (with counsel reasonably satisfactory to the Indemnified Party); provided, however, that (i) the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ counsel at its own expense to assist in the handling of such Third-Party Claim, and (ii) the Controlling Person shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such Third-Party Claim or ceasing to defend against such Third-Party Claim if (x) as a result of such settlement, consenting to the entry of any judgment or ceasing to defend, injunctive relief or other equitable relief would be imposed against the Indemnified Party, (y) in the case of a settlement or consenting to the entry of any judgment, the Indemnified Party would not thereby receive from the claimant an unconditional release from all further liability and obligations in respect of such Third-Party Claim or (z) as a result of such settlement, consenting to the entry of any judgment or ceasing to defend, may reasonably be expected to have an adverse effect on the affected business of the Indemnified Party. After written notice by the Controlling Person to the Indemnified Party of its election to assume control of the defense of any such Third-Party Claim, the Indemnifying Party shall not be liable hereunder to indemnify any Person for any Legal Expenses subsequently incurred in connection therewith. If the Controlling Person does not assume sole control over the defense or settlement of such Third-Party Claim as provided in this Section 19.3.2 within a reasonable period of time, or, after assuming such control, fails to defend against such Third-Party Claim (it being agreed that settlement of such Third-Party Claim does not constitute such a failure to defend), the Indemnified Party shall have the right (as to itself) to defend and, upon obtaining the written consent of the Controlling Person, settle the claim in such manner as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Indemnified Party therefor in accordance with (and to the extent provided for in) Section 19.1 or 19.2, as appropriate. Notwithstanding the foregoing provisions of this Section 19.3.2, the Indemnified Party shall have the right at all times to take over and assume the control (as to itself) of the defense or settlement of any Third-Party Claim; provided, however, that in such event the Indemnifying Party shall cease to have any obligation under Section 19.1 or 19.2, as the case may be, in respect of such Third-Party Claim. The Indemnifying Party shall not be liable under this Section 19 for any settlement or compromise effected without its consent.

19.3.3 COOPERATION;MITIGATION. The Indemnified Party and the Indemnifying Party shall each cooperate fully (and shall each cause its Affiliates to cooperate fully) with the other in the defense or prosecution of any Third-Party Claim pursuant to Section 19.3.2. Without limiting the generality of the foregoing, each such Person shall furnish the other such Person (at the expense of the Indemnifying Party) with such documentary or other evidence as is then in its or any of its Affiliates’ possession and such other information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith as may reasonably be requested by the other Person for the purpose of defending against any such Third-Party Claim. The Parties hereby agree to use commercially reasonable efforts to mitigate any Loss that may be incurred in accordance with applicable Laws.

19.3.4 SUBROGATION. Upon payment of any amount pursuant to any Indemnification Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all of the Indemnified Party’s rights of recovery against any third party with respect to the matters to which such Indemnification Claim relates.

19.3.5 RECOVERY. If at any time subsequent to the receipt by an Indemnified Party of an indemnity payment hereunder, such Indemnified Party (or any Affiliate thereof) receives any recovery, settlement or other similar payment with respect to the Losses for which it received such indemnity payment (including, without limitation, under any insurance policy for which a claim is made under Section 19.6.6) (a “Recovery”), such Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to the amount of such Recovery, less any expense incurred by such Indemnified Party (or its Affiliates) in connection with such Recovery, but in no event shall any such payment exceed the amount of such indemnity payment.

19.3.6 NO LIMITATION. Nothing in this Section 19 shall be deemed to prevent a Party from making a claim under any available insurance policy, in addition to pursuing indemnification under this Agreement.

19.3.7 NO RIGHT OF OFFSET. Neither KEM nor any other KEM Indemnitee shall have any right-of-off set, including, but not limited to, under this Section 19, against any amounts that may now or hereafter be owed to CIL&D (or its successors and assigns) by Buyer, KEM, KEM’s Affiliates and any other party guarantying of securing any such amounts including, but not limited to, the $4.25 million note and the $19 million Note, as defined in the PA.

20. DEFAULT. The occurrence of any of the following events shall constitute an “Event of Default”:

20.1 NON-PAYMENT OF MONETARY OBLIGATION. Either Party’s failure to pay any monetary amount payable under this Agreement when due, where such delinquency continues for more than ten (10) days after receipt of written notice that such payment is delinquent.

20.2 BREACH OF OBLIGATIONS UNDER THIS AGREEMENT OR OTHER TRANSACTION AGREEMENTS. Failure (i) to perform by a Party any of its obligations hereunder (other than monetary payment obligations as set forth in Section 20.1) or under any of the Transaction Agreements, and (ii) to remedy such failure within thirty (30) days after written demand is made therefore by the non-breaching Party; provided, however, that if the failure to remedy such default is not curable within such thirty (30) day period by the defaulting Party by using commercially reasonable efforts, such thirty (30) day period shall be extended for the period reasonably required to cure the failure so long as the breaching Party is exercising diligence to effectuate a cure as soon as is reasonable practicable; and (b) such extended cure period could not reasonably be expected to have a material and adverse impact on the non-breaching Party.

20.3 ASSIGNMENTS. The making of a general assignment by a Party for the benefit of its creditors (other than in the case of KEM to its Financing Parties as permitted in accordance with this Agreement).

20.4 BANKRUPTCY. The filing of any form of voluntary petition in bankruptcy by a Party or the filing of any involuntary petition by a Party’s creditors, if such petition remains not discharged within a period of sixty (60) days.

20.5 RECEIVERSHIP. The appointment of a receiver to take possession of all or substantially all of a Party’s assets if such receivership is not dissolved within a period of sixty (60) days.

20.6 ATTACHMENT. The attachment or other judicial seizure of substantially all of a Party’s assets, if such attachment or other seizure remains is not dismissed or not discharged for a period of sixty (60) days after the levy thereof.

20.7 INSURANCE. The failure of either Party to maintain the minimum insurance required by Section 18 hereof at all times and such failure is not cured within thirty (30) days of receipt of notice.

21. REMEDIES. Upon the occurrence of an Event of Default and the expiration of any applicable cure periods, the non-defaulting Party shall have all remedies provided by law or equity and as provided in this Agreement. Subsequent to the payment in full of all amounts owed to CIL&D (or its successor and assigns) by KEM’s Affiliates under the $4.25 Million Note and $19 Million Note (as those terms are defined in the PA) (the “CIL&D Payment Date”) the Parties agree that irreparable damage would occur in the event that Sections 3, 4, 7, 8, 9, 10.3, 10.4, 13, 15, 22.4, 23 and 24.12 of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, after the CIL&D Payment Date each of the Parties shall be entitled to seek specific performance of the terms of those enumerated section of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of the enumerated section of this Agreement. Subsequent to the CIL&D Payment Date, each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

22. TERMINATION. This Agreement shall terminate as expressly provided herein, unless earlier terminated by mutual written consent.

22.1 TERMINATION BY KEM. Upon the occurrence of an uncured Event of Default, KEM may terminate this Agreement provided that KEM or its Affiliates are not in default under the PA (including the payment of the $4.25 Million Note and the $19 Million Note as defined in the PA) or the Transaction Agreements. On termination of this Agreement based upon an uncured Event of Default by EMMR, EMMR within thirty (30) days after termination of this Agreement, shall execute and deliver to KEM a release and termination of this Agreement in a form acceptable for recording.

22.2 TERMINATION BY EMMR. EMMR may at any time terminate this Agreement by giving sixty (60) days advance notice to KEM. If EMMR terminates this Agreement, EMMR shall perform all obligations and pay all payments which accrue or become due before the termination date, including the payment of any additional royalty pursuant to Section 6.1. On EMMR’s termination of this Agreement, within thirty (30) days after termination, EMMR shall execute and deliver to KEM a release and termination of this Agreement in a form acceptable for recording.

22.3 CONTINUING OBLIGATIONS AND ENVIRONMENTAL LIABILITIES. During the Term of this Agreement and after termination or expiration under this Section 22.3, EMMR shall remain liable for liabilities to KEM and/or third parties arising out of or related to any violation of any Laws, including liabilities arising out of the violation of Environmental Laws by EMMR. Similarly, KEM shall remain liable for liabilities to EMMR and/or third parties as provided in this Agreement with respect to any obligations incurred prior to the termination of this Agreement. EMMR’s reclamation obligations as set forth in Section 15.4 of this agreement shall survive the termination or expiration of this Agreement.

22.4 SURRENDER OF THE PROPERTY AND DISPOSITION OF ASSETS ON TERMINATION. On expiration or termination of this Agreement, EMMR shall surrender the Mining Properties promptly to KEM and at EMMR’s sole cost shall remove from the Mining Property all of EMMR’s Mining Facilities, Hazardous Materials, and equipment within one-hundred eighty (180) days unless the Parties shall otherwise agree in writing. This provision shall survive expiration or termination of this Agreement. EMMR shall undertake the activities for which it is responsible for under the Reclamation Plan for the Mining Properties as provided in Section 15.4 of this Agreement.

22.5 TERMINATION OF EMMR OBLIGATIONS IF ACCESS OR UTILITIES ARE NOT PROVIDED. If EMMR should have any remaining obligations after the termination of this Agreement KEM will cooperate with EMMR as reasonably necessary or appropriate to allow EMMR to fulfill any such remaining obligations, but EMMR shall reimburse KEM for any reasonable third-party, out-of-pocket expense that KEM may incur in providing such cooperation. In particular, if EMMR should have any remaining obligations which require access to and use of the Mining Properties, or access to and use of water and other utilities as previously provided under the Water and Utilities Joint Use Agreement or Mutual Access and Joint Use Agreement, and (i) KEM or its Affiliates should continue to deny or unreasonably restrict such access or use after fourteen (14) days’ prior written notice of such denial or unreasonable restriction, and (ii) no commercially reasonable substitute or alternative means of access or source of water or utilities is available, then those continuing obligations of EMMR requiring such access, water or utilities shall terminate and EMMR shall have no further responsibility or liability for any of such obligations.

23. TRANSFER; TAG ALONG AND DRAG ALONG RIGHTS.

23.1 TRANSFER. Subject to the provisions of Section 23.2 and 23.3 below, the rights and interests of EMMR under this Agreement may only be conveyed, assigned or otherwise transferred in whole or in part subject to the prior written consent of KEM, which consent shall not be unreasonably delayed, conditioned or withheld, and the rights and obligations shall extend to its successors and assigns; provided, however, any such transfer may be conditioned upon such transferee delivering to KEM documentation reasonably satisfactory to KEM whereby such transferee expressly assumes the obligations of EMMR hereunder; provided, further, in connection with the transfer by KEM of its interest in the Eagle Mountain Property, the rights of KEM under this Agreement shall automatically be transferred without the consent of EMMR to the transferee of KEM’s interest in the Eagle Mountain Property and, subject to Section 24.14 below, KEM may not transfer its rights under this Agreement separate and apart from its interest in the Eagle Mountain Property. Any transfer made in violation of this Section 23 shall be null and void and of no force and effect.

23.2 TAG ALONG RIGHTS.

(a) TRANSFER NOTICE. If EMMR proposes to directly or indirectly transfer all or any portion of its interest under this Agreement (a “Net Revenues Transfer”) pursuant to a bona fide offer or if CIL&D proposes to sell all or substantially all of its ownership interest in EMMR (each, an “EMMR Transfer”) pursuant to a bona fide offer to any person or entity who is not an Affiliate of EMMR or CIL&D and their successors and assigns, as applicable (a “Transferee”), EMMR or CIL&D, as applicable (the “Transferring Company”), shall send written notice to KEM in accordance with Section 24.8 herein detailing the terms of the proposed transaction including a statement of bona fide intention to transfer, the financial terms and conditions of the Net Revenues Transfer or EMMR Transfer and the proposed closing date of such transfer (“Transfer Notice”).

(b) TAG-ALONG RIGHTS. Subject to compliance with the Section 23.2(c), KEM shall have the right (the “Tag-Along Right”) but not the obligation to require the Transferee to purchase from KEM all, and not less than all, of its twenty five percent (25%) Net Revenues interest under this Agreement (the “KEM Net Revenues Interest”) upon the same terms and conditions and at a price determined as follows:

(i) if the proposed transaction is a Net Revenues Transfer, the purchase price for KEM’s Net Revenues Interest shall be determined by the consideration to be received by EMMR for its Net Revenue Interest (including any deferred or contingent consideration) divided by three (3). For example assuming a $150,000 purchase price for EMMR’s Net Revenue Interest, the purchase price for KEM’s Net Revenues Interest would be $50,000 determined as follows: ($150,000/3); or

(ii) if the proposed transaction involves a EMMR Transfer, the purchase price for KEM’s Net Revenues Interest shall be determined as if it was a sale of EMMR’s Net Revenues Interest under the provisions of Section 23(b.)(i) above. For example if CIL&D proposes to sell all of its ownership interest in EMMR, such sale would be deemed a sale of EMMR’s Net Revenues Interest and assuming a purchase price of $150,000 for the EMMR Transfer, the purchase price for KEM’s Net Revenues Interest would be $50,000 determined as follows: ($150,000/3).

(c) TAG-ALONG NOTICE. Within fourteen (14) days following the delivery of a Transfer Notice, if KEM desires to elect to exercise its Tag-Along Right, KEM shall deliver a written notice of such election to the Transferring Company. Such notice shall be irrevocable and shall constitute a binding agreement to sell KEM’s Net Revenues Interest free of any encumbrances on the terms and conditions set forth in the Transfer Notice. In order to be entitled to exercise its Tag-Along Right, (1) KEM must be in material compliance with its obligations under this Agreement, (2)KEM shall make a payment of its pro rata share of all reasonable costs associated with such transaction, (3) KEM shall make the following representations and warranties: (i) KEM is the sole owner of its royalty interest, (ii) it is being transferred free and clear of any liens or encumbrances, and (iii) that this Agreement is continuing and in full force and effect and, assuming that EMMR is not in breach of its obligations hereunder and is not conducting any activities that would, with the passage of time, cause EMMR to be in breach of its obligations hereunder, that there are no known events of default under this Agreement or the Transaction Agreements and (4) KEM shall otherwise take all commercially reasonable actions to assist the Transferring Company in causing the consummation of the transaction.

(d) CONSUMMATION. If KEM has properly elected to exercise its Tag-Along Right and the proposed Transferee fails to complete the acquisition of KEM’s Net Revenues Interest then the Transferring Company shall not make the proposed Net Revenues Transfer or EMMR Transfer, as applicable, and if purported to be made, such Transfer shall be null and void.

23.3 DRAG ALONG RIGHTS. If KEM fails to timely exercise its Tag-Along Right in accordance with Section 22.3(c), then the Transferring Company may send a written notice (the “Drag-Along Notice”) to KEM requiring KEM to sell its 25% Net Revenues Interest on the terms and conditions set forth in the Transfer Notice. Upon receipt of the Drag-Along Notice, KEM shall be obligated to (i) sell all of KEM’s 25% Net Revenues Interest free of any encumbrances on the terms and conditions set forth in the Transfer Notice, (ii) and shall make a payment of its pro rata share of all reasonable costs associated with such transaction and shall make the following representations and warranties: (A) KEM is the sole owner of its royalty interest, (B) it is being transferred free and clear of any liens or encumbrances, and (C) that this Agreement is continuing and in full force and effect and, assuming that EMMR is not in breach of its obligations hereunder and is not conducting any activities that would, with the passage of time, cause KEM to be in breach of its obligations hereunder, that there are no known events of default under this Agreement or the Transaction Agreements and (iii) otherwise take all commercially reasonable actions to cause the consummation of such transaction.

24. MISCELLANEOUS.

24.1 GOVERNING LAW. This Agreement shall be governed and interpreted in accordance with the laws of the State of California and to the extent applicable in accordance with the laws of the United States.

24.2 ATTORNEYS’ AND OTHER FEES. Should any Party institute any action or proceeding to enforce or interpret this Agreement or any provision hereof, for a declaration of rights hereunder, the prevailing Party in any such action or proceeding shall be entitled to receive from the other Party all costs and expenses, including reasonable attorneys’ and other fees, incurred by the prevailing Party in connection with such action or proceeding. The term “attorneys’ and other fees” shall mean and include reasonable attorneys’ fees, accountants’ fees, and any and all other similar reasonable fees incurred in connection with the action or proceeding and preparation therefor. The term “action or proceeding” shall mean and include actions, proceedings, suits, arbitrations, appeals and other similar proceedings.

24.3 AUTHORITY. The undersigned are authorized to execute and enter into this Agreement for and on behalf of their respective Party.

24.4 ENTIRE AGREEMENT AND AMENDMENT. This Agreement, the exhibits and schedules attached hereto and the PA, the Transaction Agreements and the exhibits and schedules attached thereto constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and this Agreement may only be amended in a writing executed by the Parties to this Agreement.

24.5 WAIVER. The failure of any Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered or construed or deemed to be a waiver of any provision or any breach of any provision of this Agreement or deprive that Party of the right to thereafter to insist upon strict adherence to that term or provision or any other term or provision of this letter agreement. No Party shall be deemed to have waived any right which such Party has under this Agreement, unless such Party shall have expressly waived the same in writing. No delay or omission on the part of either Party in exercising any right under this Agreement shall operate as a waiver of any such right or any other right under this Agreement.

24.6 FURTHER ASSURANCES AND CONSENTS. Each Party hereto shall from and after the date hereof execute and acknowledge such further instruments and documents and perform such additional acts as any other Party may reasonably request to effectuate the intent of this Agreement; provided, however, that no such requests may require any Party to make any material expenditure that is not reimbursed by the requesting Party. In addition, this Agreement is deemed by KEM and EMMR to provide each Party with all consents that such Party may need to carry out its respective activities at the Eagle Mountain Property, including all consents that may be required or requested by governmental or quasi-governmental authorities in approving the Project or Above-Ground Mining Activities. However, should EMMR or KEM be required by any governmental or quasi-governmental authorities to provide additional or further property owner consents, KEM shall promptly and freely provide such consents as necessary with respect to any activities undertaken in compliance with this Agreement. KEM and EMMR shall not protest or negatively comment on any application by the other Party for any permit or approval necessary for that Party to conduct its activities at the Eagle Mountain Property as contemplated by this Agreement, whether now pending or later filed, or revisions, amendments or additions thereto so long as such permit, revisions, amendments, or additions do not have a material adverse effect on the rights of KEM or EMMR, as the case may be, under this Agreement or result in any Project Interference. In addition, the Parties recognize that certain of the exhibits to this Agreement that are based upon surveys, descriptions and/or depictions of the Eagle Mountain Property may be further refined in connection with the development, construction and operation of the Project and Above-Ground Mining Activities. Accordingly, provided that any proposed update does not materially change the terms, intent or purposes of this Agreement, the Parties agree to reasonably cooperate with each other in good faith to update such exhibits to the extent that the Parties obtain additional information pertaining to such exhibits.

24.7 HEADINGS. Headings at the beginning of each section and subsection are solely for the convenience of the Parties and are not a part of this Agreement.

24.8 NOTICES. Any notices, demands or other communications required or permitted to be given by any provision of this Agreement or which any Party may desire to give the other shall be given in writing, delivered personally or sent by certified mail, postage pre-paid, facsimile, or by Federal Express or similar generally recognized delivery service regularly providing proof of delivery, addressed to a Party, at the addresses set forth below, or to such other address as said Party may hereafter or from time to time designate by written notice to the other Party. Notice by United States Postal Service or delivery service as provided herein shall be considered given on the earlier of the date on which said notice is actually received by the Party to whom such notice is addressed, or as of the date of delivery, whether accepted or refused, established by the United States Postal service return receipt or such overnight carrier’s proof of delivery, as the case may be. Any such notice given by facsimile or other electronic transmission shall be deemed given upon receipt of the same by the Party to which it is addressed; provided, however, any facsimile or other electronic transmission sent after 4:00 p.m. (California time) shall be deemed received on the next succeeding business day.

TO EMMR:	WITH A COPY TO:

EAGLE MOUNTAIN MINING & RAILROAD COMPANY, LLC	EAGLE MOUNTAIN MINING & RAILROAD COMPANY, LLC
337 N. Vineyard Ave., 4th Floor	337 N. Vineyard, 4th Floor
Ontario, CA 91764	Ontario, CA 91764
Attn.: Richard E. Stoddard	Attn.: Terry Cook
Telephone: 909.483.8501	Telephone: 909.483.8511
Facsimile: 909.944.6605 E-mail:	Facsimile: 909.944.6605 E-mail: terry@cild.co

TO KEM:	WITH A COPY TO
(which shall not constitute notice):

KAISER EAGLE MOUNTAIN, LLC	LATHAM & WATKINS LLP
c/o Eagle Crest Energy Company	355 S. Grand Ave
3000 Ocean Park Blvd, Suite 1020	Los Angeles, CA 90071-1560
Santa Monica, CA 90405	Attn: Kevin Ehrhart
Attn.: J. Douglas Divine	Telephone: 213.485.1234
Telephone: 310.450.90405 Facsimile: 310.450.9494 E-mail:	Facsimile: 213.891.8763 E-mail: kevin.ehrhart@lw.com

24.9 MEMORANDUM OF AGREEMENT. A memorandum of this Agreement shall be prepared and signed by the Parties, notarized, and recorded in Riverside County, California. This Agreement shall be and shall be deemed to be a covenant that runs with the land.

24.10 BENEFICIARIES. Eagle Crest and CIL&D shall, respectively, be deemed third party beneficiaries of this Agreement, and all of KEM’s rights relating to Above-Ground Mining Activities and the Project shall inure to the benefit of, and may be exercised by, Eagle Crest. Except as provided in the foregoing sentence or as may be separately agreed by the Parties in writing, including pursuant to a consent agreement entered into with the Financing Parties pursuant to Section 24.13 below, no party shall be deemed a third party beneficiary of this Agreement.

24.11 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and together shall constitute one and the same document.

24.12 RESOLUTION OF DISPUTES. Prior to the CIL&D Payment Date any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (including tort and contract claims, and claims under any applicable Law) arising out of, in connection with, or in relation to (i) this Agreement, or (ii) questions of arbitrability under this Agreement (hereinafter, a “Dispute”), may be resolved by the Parties through litigation in the California Superior Courts located in Los Angeles County, California, including, where appropriate, by seeking equitable relief under Section 21 of this Agreement. After the CIL&D Payment Date, all disputes shall be resolved by final and binding, arbitration in accordance with the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. pursuant to the following procedures:

(a) AFTER THE CIL&D PAYMENT DATE ANY PARTY MAY SEND ANOTHER PARTY OR PARTIES WRITTEN NOTICE IDENTIFYING THE MATTER IN DISPUTE AND INVOKING THE PROCEDURES OF THIS SECTION 24.12 (THE “DISPUTE NOTICE”). WITHIN FOURTEEN (14) DAYS FROM DELIVERY OF THE DISPUTE NOTICE, EACH PARTY INVOLVED IN THE DISPUTE SHALL MEET AT A MUTUALLY AGREED LOCATION IN LOS ANGELES, CALIFORNIA, FOR THE PURPOSE OF DETERMINING WHETHER THEY CAN RESOLVE THE DISPUTE THEMSELVES BY WRITTEN AGREEMENT, AND, IF NOT, WHETHER THEY CAN AGREE UPON AN IMPARTIAL THIRD-PARTY ARBITRATOR (THE “ARBITRATOR”) TO WHOM TO SUBMIT THE MATTER IN DISPUTE FOR FINAL AND BINDING ARBITRATION. IN THE EVENT THE MATTER IN DISPUTE INVOLVES MORE THAN FIVE MILLION DOLLARS IN CLAIMED DAMAGES, THEN ANY PARTY TO THE DISPUTE MAY UPON WRITTEN DEMAND MADE ON OR BEFORE THREE (3) DAYS FOLLOWING THE MEETING OF THE PARTIES AS PROVIDED IN THIS SECTION 24.12(A) REQUIRE THAT THE ARBITRATION BE CONDUCTED BY A PANEL OF THREE (3) ARBITRATORS.

(b) IF SUCH PARTIES FAIL TO RESOLVE THE DISPUTE BY WRITTEN AGREEMENT OR AGREE ON THE ARBITRATOR(S) WITHIN THE LATER OF FOURTEEN (14) DAYS FROM ANY SUCH INITIAL MEETING OR WITHIN THIRTY (30) DAYS FROM THE DELIVERY OF THE DISPUTE NOTICE, ANY SUCH PARTY MAY MAKE WRITTEN APPLICATION TO JAMS, INC. (OR ITS SUCCESSOR, “JAMS”), IN LOS ANGELES, CALIFORNIA FOR THE APPOINTMENT OF A SINGLE ARBITRATOR OR PANEL OF ARBITRATORS AS PROVIDED ABOVE TO RESOLVE THE DISPUTE BY ARBITRATION. THE ARBITRATION WILL BE ADMINISTERED BY JAMS PURSUANT TO ITS COMPREHENSIVE ARBITRATION RULES AND PROCEDURES AND ITS RECOMMENDED ARBITRATION DISCOVERY PROTOCOLS. AT THE REQUEST OF JAMS THE PARTIES INVOLVED IN THE DISPUTE SHALL MEET WITH JAMS AT ITS OFFICES WITHIN FOURTEEN (14) DAYS OF SUCH REQUEST TO DISCUSS THE DISPUTE AND THE QUALIFICATIONS AND EXPERIENCE WHICH EACH PARTY RESPECTIVELY BELIEVES THE ARBITRATOR(S) SHOULD HAVE; PROVIDED, HOWEVER, THAT THE SELECTION OF THE ARBITRATOR(S) SHALL BE THE EXCLUSIVE DECISION OF JAMS AND SHALL BE MADE WITHIN THIRTY (30) DAYS OF THE WRITTEN APPLICATION TO JAMS.

(c) WITHIN SIXTY (60) DAYS OF THE SELECTION OF THE ARBITRATOR(S), OR SUCH OTHER LONGER TIME AS THE PARTIES MAY MUTUALLY AGREE UPON, THE PARTIES INVOLVED IN THE DISPUTE SHALL MEET IN LOS ANGELES, CALIFORNIA WITH SUCH ARBITRATOR(S) AT A PLACE AND TIME DESIGNATED BY SUCH ARBITRATOR(S) AFTER CONSULTATION WITH SUCH PARTIES AND PRESENT THEIR RESPECTIVE POSITIONS ON THE DISPUTE. THE PERIOD OF DISCOVERY SHALL BE AT LEAST FORTY (40) DAYS UNLESS OTHERWISE AGREED BY THE PARTIES. UNLESS OTHERWISE SPECIFIED BY THE ARBITRATOR(S), EACH PARTY SHALL HAVE NO LONGER THAN TWO (2) DAYS TO PRESENT ITS POSITION, THE ENTIRE PROCEEDINGS BEFORE THE ARBITRATOR(S) SHALL BE NO MORE THAN FIVE (5) CONSECUTIVE DAYS, AND THE DECISION OF THE ARBITRATOR(S) SHALL BE MADE IN WRITING NO MORE THAN THIRTY (30) DAYS FOLLOWING THE END OF THE PROCEEDING. SUCH AN AWARD SHALL BE A FINAL AND BINDING DETERMINATION OF THE DISPUTE AND SHALL BE FULLY ENFORCEABLE AS AN ARBITRATION DECISION IN ANY COURT HAVING JURISDICTION AND VENUE OVER SUCH PARTIES. THE DECISION SHALL BE MADE IN ACCORDANCE WITH THIS AGREEMENT AND APPLICABLE LAW. THE PREVAILING PARTY OR PARTIES (AS DETERMINED BY THE ARBITRATOR(S)) SHALL IN ADDITION BE AWARDED BY THE ARBITRATOR(S) SUCH PARTY’S OR PARTIES’ OWN REASONABLE LEGAL FEES AND EXPENSES IN CONNECTION WITH SUCH PROCEEDING. THE PARTIES SHALL SHARE EQUALLY IN THE PAYMENT OF THE ARBITRATOR(S)’ FEES AND EXPENSES REGARDLESS OF WHO IS THE PREVAILING PARTY OR PARTIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THIS SECTION 24.12 SHALL NOT APPLY TO ANY REQUEST BY ANY PARTY TO THIS AGREEMENT FOR TEMPORARY, PRELIMINARY OR PERMANENT INJUNCTIVE RELIEF OR OTHER FORMS OF EQUITABLE RELIEF PERMITTED UNDER SECTION 21; PROVIDED, THAT ANY CONTROVERSY ARISING OUT OF SUCH REQUEST FOR RELIEF (OTHER THAN ON THE QUESTION OF THE INJUNCTIVE OR OTHER EQUITABLE RELIEF BEING SOUGHT) SHALL BE SETTLED PURSUANT TO BINDING ARBITRATION PURSUANT TO THIS SECTION 24.12.

(d) ALL OFFERS, PROMISES, CONDUCT AND STATEMENTS, WHETHER ORAL OR WRITTEN, MADE IN THE COURSE OF THE INFORMAL DISCUSSIONS BY ANY OF THE PARTIES IN CONNECTION WITH THE SETTLEMENT OR ATTEMPTED SETTLEMENT OF ANY DISPUTES ARISING HEREUNDER, THEIR AGENTS, EMPLOYEES, EXPERTS, AND ATTORNEYS ARE CONFIDENTIAL, PRIVILEGED AND INADMISSIBLE FOR ANY PURPOSE, INCLUDING IMPEACHMENT, IN ANY ARBITRATION OR OTHER PROCEEDING INVOLVING THE PARTIES, PROVIDED THAT EVIDENCE THAT IS OTHERWISE ADMISSIBLE OR DISCOVERABLE SHALL NOT BE RENDERED INADMISSIBLE OR NON-DISCOVERABLE AS A RESULT OF ITS USE IN THE INFORMAL DISCUSSIONS.

24.13 ASSIGNMENT BY KEM TO FINANCING PARTIES. Notwithstanding anything to the contrary herein (including Section 23.1), EMMR agrees that KEM may at any time pledge, collaterally assign, encumber, or grant a security interest in its rights under this Agreement to any of the Financing Parties without the need for any consent from EMMR. EMMR agrees that it shall, at any time and from time to time during the term of this Agreement, after receipt of a written request by KEM, execute and deliver to KEM and KEM’s Financing Parties, as designated in such request, such commercially reasonable estoppel certificates and consent and collateral assignment agreements in connection with any such assignment, providing for terms and conditions customary to similar project finance transactions in California and otherwise reasonably acceptable to EMMR and such Financing Parties. Upon the request of KEM, EMMR will reasonably cooperate at KEM’ expense in the financing or refinancing of the Project, including in the making of any filings required by KEM for regulatory compliance or obtaining governmental approvals that are consistent with this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Closing Date.

“EMMR”

EAGLE MOUNTAIN MINING & RAILROAD COMPANY, LLC, a Delaware limited liability company

By:	/s/ Richard E. Stoddard
	Name:	Richard E. Stoddard
	Title:	President

[Signatures continue on the following page]

(Signature page to Mining and Lease Agreement – Eagle Mountain)

“KEM”

KAISER EAGLE MOUNTAIN, LLC, a Delaware limited liability company

By:	/s/ William Stephen Lowe
	Name:	William Stephen Lowe
	Title:	Authorized Person

(Signature page to Mining and Lease Agreement – Eagle Mountain)

THE EXHIBITS AND/OR SCHEDULES TO THIS AGREEMENT

OR INSTRUMENT ARE NOT BEING FILED BUT WILL BE

FURNISHED TO THE SECURITIES AND EXCHANGE

COMMISSION UPON THE REQUEST OF THE SECURITIES AND

EXCHANGE COMMISSION.